UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Support.com, Inc.
(Name of Registrant as Specified In Its Charter)

n/a
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SUPPORT.COM, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 23, 2013

Dear Stockholder:

We cordially invite you to attend the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of Support.com, Inc. (“Support.com”, the “Company”, “we” or “our”) which will be held on Thursday, May 23, 2013 at 12:00 p.m., Pacific Time, at the Company’s principal executive offices located at 900 Chesapeake Drive, Second Floor, Redwood City, California 94063.

We are holding the meeting for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):

1. To elect six directors to serve on the Board of Directors (the “Board”) until the 2014 Annual Meeting of Stockholders, and thereafter until their successors are elected and qualified;

2. To approve, on an advisory basis, the Company’s named executive officer compensation programs and practices as described in this Proxy Statement;

3. To approve the amended and restated Support.com 2010 Equity and Performance Incentive Plan as described in this Proxy Statement;

4. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and

5. To transact such other business as may properly be brought before the meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Only stockholders of record as of the close of business on March 25, 2013 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at our principal executive offices located at 900 Chesapeake Drive, Second Floor, Redwood City, California 94063 for 10 days before the meeting. Any stockholder of record in attendance at the Annual Meeting and entitled to vote may do so in person, even if such stockholder returned a proxy.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, we urge you to vote your shares at your earliest convenience. Please sign and return the enclosed proxy card as soon as possible in the envelope provided, or vote by telephone or via the Internet as provided in the proxy card. Voting by proxy will ensure your representation at the Annual Meeting if you do not attend in person. If you attend the meeting and you are a stockholder of record, you can revoke your proxy at any time before it is exercised at the meeting and vote your shares personally by following the procedures described in the Proxy Statement. If you hold your shares through a broker, bank, or other institution, please be sure to follow the voting instructions that you receive from the holder. The holder will not be able to vote your shares on any of the proposals except the ratification of the appointment of Ernst & Young LLP unless you have provided voting instructions.

We look forward to seeing you.

Sincerely,

Greg Wrenn
Senior Vice President of Business Affairs, General Counsel and Secretary

Redwood City, California

April 12, 2013

SUPPORT.COM, INC.
900 CHESAPEAKE DRIVE, SECOND FLOOR
REDWOOD CITY, CA 94063

PROXY STATEMENT FOR
2013 ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 23, 2013

General

The Board of Directors (the “Board”) of Support.com, Inc. (“Support.com,” “the Company,” “we” or “our”) is soliciting proxies for the Annual Meeting of Stockholders of the Company (the “Annual Meeting”), to be held at our principal executive offices located at 900 Chesapeake Drive, Second Floor, Redwood City, California, 94063, on Thursday, May 23, 2013, at 12:00 p.m., Pacific Time, and at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.

Our principal executive offices are located at the address listed at the top of the page, and the telephone number there is (650) 556-9440.

Record Date, Voting and Quorum

Our Board fixed the close of business on March 25, 2013 as the Record Date for the determination of holders of our outstanding shares entitled to notice of, and to vote on, all matters presented at the Annual Meeting. Such stockholders will be entitled to one vote for each share held on each matter submitted to a vote at the Annual Meeting. As of the Record Date, there were approximately 50,155,839 shares of the Company’s common stock (“Common Stock”) issued and outstanding. This Proxy Statement, the accompanying form of proxy card and the Company’s annual report to stockholders are first being mailed on or about April 19, 2013 to all stockholders of record as of the close of business on the Record Date.

The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. Shares that are voted “FOR” or “AGAINST” a proposal or marked “ABSTAIN” are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting. Broker “non-votes” are also included for purposes of determining whether a quorum of shares of Common Stock is present at the Annual Meeting. A broker “non-vote” occurs when a nominee holding shares of Common Stock for the beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Required Vote

On all matters, each share has one vote.

Directors are elected by a plurality vote. Therefore, the nominees for the six director seats who receive the most affirmative votes of shares outstanding as of the Record Date that are present in person or represented by proxy at the Annual Meeting will be elected to serve as directors. With respect to the proposal regarding the election of our directors, neither broker “non-votes” nor abstentions are included in the tabulation of the voting results and, therefore, they do not have the effect of votes “AGAINST” such proposal.

The proposal to approve the Company’s named executive officer compensation is advisory and an affirmative vote of the holders of a majority of the outstanding shares as of the Record Date that are present in person or represented by proxy at the Annual Meeting and entitled to vote will signify an approval. Broker “non-votes” and abstentions will not count as votes in favor of approving named executive officer compensation, and abstentions, but not “broker non-votes,” will have the effect of votes “AGAINST” such proposal.

The proposal to amend our 2010 Equity and Performance Incentive Plan (the “2010 Stock Plan”) requires the affirmative vote of the holders of a majority of the outstanding shares as of the Record Date that are present in person or represented by proxy at the Annual Meeting and voted on such matter. Therefore, neither broker “non-votes” nor abstentions are included in the tabulation of the voting results and, accordingly, they do not have the effect of votes “AGAINST” such proposals.

The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013 requires the affirmative vote of the holders of a majority of the outstanding shares as of the Record Date that are present in person or represented by proxy at the Annual Meeting and voted on such matter. Therefore, neither broker “non-votes” nor abstentions are included in the tabulation of the voting results and, accordingly, they do not have the effect of votes “AGAINST” such proposals.

Voting

Stockholders who have their shares in “street name,” meaning the name of a broker or other nominee who is the record holder, must either direct the record holder of their shares to vote their shares or obtain a proxy from the record holder to vote their shares at the Annual Meeting.

Stockholders of record may vote their shares by:

●	attending the Annual Meeting and voting their shares of Common Stock in person;

●	completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope;

●	following the instructions for Internet voting printed on your proxy card; or

●	using the telephone number printed on your proxy card.

Our Board is asking you to give your proxy to Joshua Pickus, our President and Chief Executive Officer, and Greg Wrenn, our Senior Vice President of Business Affairs, General Counsel and Secretary. Giving your proxy to Mr. Pickus and Mr. Wrenn means that you authorize Mr. Pickus, Mr. Wrenn or either of them to vote your shares at the Annual Meeting in accordance with your instructions. You may vote “FOR” or “AGAINST” the proposals, or abstain from voting. All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted (i) “FOR” the proposal to elect Shawn Farshchi, Mark Fries, J. Martin O’Malley, Joshua Pickus, Toni Portmann and Jim Stephens to the Board until our 2014 Annual Meeting of stockholders and thereafter until their successors are elected and qualified, (ii) “FOR” the proposal to approve, on an advisory basis, the Company’s named executive officer compensation, (iii) “FOR” the proposal to amend the Company’s 2010 Stock Plan, (iv) “FOR” the proposal to appoint Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013, and (v) as the proxy holders may determine in their discretion with respect to any amendments or variations to these matters and any other matters that properly come before the Annual Meeting.

Stockholders who have questions or requests for assistance in completing or submitting proxy cards should contact Carolyn Bass, Investor Relations, at (415) 445-3235.

Revocability of Proxies

A stockholder of record giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by:

●	delivering to our principal offices (Attention: Investor Relations) a written instrument that revokes the proxy;

●	submitting another properly completed proxy with a later date; or

●	attending the Annual Meeting and voting in person.

Simply attending the Annual Meeting will not constitute revocation of your proxy. If your shares are held in the name of a broker or other nominee who is the record holder, you must follow the instructions of your broker or other nominee to revoke a previously given proxy.

The form of proxy accompanying this Proxy Statement confers discretionary authority upon the named proxy holders with respect to any other matters that may properly come before the Annual Meeting. As of the date of this Proxy Statement, management knows of no such matters expected to come before the Annual Meeting that are not referred to in the accompanying Notice of Annual Meeting.

Attendance at the Annual Meeting

Only holders of shares of outstanding Common Stock, their proxy holders, and guests we may invite may attend the Annual Meeting. If you wish to attend the Annual Meeting in person but you hold your shares through someone else, such as a broker, you must bring proof of your ownership and photo identification to the Annual Meeting. For example, you could bring an account statement showing that you beneficially owned shares of Common Stock as of the Record Date as acceptable proof of ownership. You must also contact your broker and follow its instructions in order to vote your shares at the Annual Meeting. If you hold your shares through a broker you may not vote your shares at the Annual Meeting unless you have first followed the procedures outlined by your broker.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will bear the cost of printing and mailing proxy materials, including the reasonable expenses of brokerage firms and others for forwarding the proxy materials to beneficial owners of Common Stock. We have also retained Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $10,000 to $15,000, plus out-of-pocket expenses.

Other Business

We are not currently aware of any business to be acted on at the Annual Meeting other than the matters discussed in this Proxy Statement. Under our amended and restated bylaws, business transacted at the Annual Meeting is limited to matters relating to the purposes stated in the Notice of Annual Meeting, which is provided at the beginning of this Proxy Statement. If other matters properly come before the Annual Meeting, or at any adjournment of the Annual Meeting, we intend that shares of outstanding Common Stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the Annual Meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE PROXY CARD AND RETURN IT PROMPTLY, OR VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE DIRECTIONS ON THE PROXY CARD. BY RETURNING YOUR PROXY CARD OR VOTING BY PHONE OR THE INTERNET PROMPTLY, YOU CAN HELP US AVOID THE EXPENSE OF FOLLOW-UP MAILINGS TO ENSURE A QUORUM IS PRESENT AT THE ANNUAL MEETING. STOCKHOLDERS OF RECORD WHO ATTEND THE ANNUAL MEETING MAY REVOKE A PRIOR PROXY AND VOTE THEIR SHARES IN PERSON AS SET FORTH IN THIS PROXY STATEMENT.

STOCKHOLDER MATTERS

Stockholder Communications with our Board

Our Board believes it is in the best interest of the Company and our stockholders to maintain a policy of open communication between our stockholders and the Board. Accordingly, our Board has adopted the following procedures for stockholders who wish to communicate with the Board:

Stockholders who wish to communicate with the Board or with specified directors should do so by sending any communication to The Board of Directors, c/o Investor Relations, Support.com, Inc., 900 Chesapeake Drive, Second Floor, Redwood City, California 94063, or by sending an email to IR@support.com.

Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Investor Relations department will forward such communication to the full Board or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Investor Relations department (after consultation with the Company’s legal department, if appropriate) shall have the authority to discard the communication or take appropriate legal action regarding the communication.

Stockholder Proposals

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2014 Annual Meeting must be received by our corporate secretary, at our corporate offices at 900 Chesapeake Drive, Second Floor, Redwood City, California 94063, no less than fifty (50) days nor more than seventy-five (75) days prior to the Annual Meeting; provided, however, that in the event that less than sixty-five (65) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. These requirements apply whether or not a stockholder seeks to include the proposal in our 2014 proxy statement relating to any such annual meeting.

For each matter the stockholder proposes to bring before the annual meeting, the stockholder’s notice to our corporate secretary must include specific information called for in our bylaws. For a proposal to be included in our proxy, such proposal will also need to comply with Securities and Exchange Commission (“SEC”) regulations such as Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in any Company-sponsored proxy materials.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board is committed to sound and effective corporate governance practices designed to serve the best interests of the Company and our stockholders. These governance principles and procedures are reflected in our Corporate Governance Guidelines (the “Guidelines”). Among other matters, the Guidelines address the composition of the Board, Board operations, director qualifications and independence, director responsibilities, Board committees, Board and management evaluation, and management succession planning. The Guidelines are available on our website at:

http://www.support.com/sites/default/files/Corporate%20Governance%20Guidelines_0.pdf

Copies of the Guidelines are also available in print upon written request to Support.com, Inc., Attention: Corporate Secretary, 900 Chesapeake Drive, Second Floor, Redwood City, California 94063.

Code of Ethics

Integrity is one of our core values. The Board has adopted a Code of Ethics and Business Conduct (the “Code of Ethics”) applicable to our employees, officers and directors. The Code of Ethics is designed to deter wrongdoing and to promote honest and ethical conduct. The Code of Ethics includes standards designed to ensure full, accurate, and timely disclosure in reports filed with the SEC, promote compliance with laws, eliminate or properly manage conflicts of interest, encourage prompt internal reporting of violations of the Code of Ethics, and ensure accountability for the adherence to the Code of Ethics. The Code of Ethics is available on our website at:

http://corp.support.com/sites/default/files/Code%20of%20Ethics.pdf

Copies of the Code of Ethics are also available in print upon written request to Support.com, Inc., Attention: Corporate Secretary, 900 Chesapeake Drive, Second Floor, Redwood City, California 94063.

Director Independence

It is our policy that a majority of our directors be independent. The Board has determined that six of our seven directors are independent, namely our Chairman Mr. Stephens and Messrs. Farshchi, Fries, Linton, O’Malley and Ms. Portmann, based on the listing standards of the NASDAQ Global Select Market (“Nasdaq”) and applicable laws and regulations. Our Board has also determined that the only director who is standing for election to the Board and is not independent is Mr. Pickus, our President and Chief Executive Officer. Mr. Linton is not standing for re-election.

Board Leadership and Risk Oversight

The Board has determined that having an independent director serve as Chairman of the Board is in the best interest of stockholders at this time. As a result, positions of Chairman of the Board and Chief Executive Officer are not currently held by the same person. This structure promotes active participation of the independent directors in setting agendas and establishing priorities for the work of the Board. While the Board believes its current leadership structure is appropriate at this time, the Board may determine in the future that the positions of Chief Executive Officer and Chairman of the Board should be held by the same individual.

The Board is primarily responsible for the oversight of risks that could affect the Company. This oversight is conducted in part through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility by requiring each committee chairman to regularly report to the Board regarding the committee’s considerations and actions, and by requiring officers responsible for the oversight of particular risks within the Company to report on a regular basis as well.

In addition to regular required reporting from committees and officers, the Board also hears from third-party advisors in order to maintain oversight of risks that could affect the Company, including reviews with the Company’s independent registered public accounting firm and compliance experts for internal controls and tax, as well as outside counsel, independent compensation consultants, insurance brokers and others. These advisors are consulted on a periodic basis and as particular issues arise in order to provide the Board with the benefit of independent expert advice and insights on risk-related matters.

The Board conducts regularly scheduled meetings throughout the year, and also acts at special meetings and by unanimous written consent, as may be appropriate. During 2012, the Board held five meetings. During their respective terms, all directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which such directors served in 2012. Director attendance at the Company’s Annual Meeting is encouraged but not required. All directors attended the 2012 Annual Meeting of stockholders.

Executive Sessions

Our independent directors meet at least three times per year in executive session without management or non-independent directors present.

Committees of the Board of Directors

Our Board delegates certain responsibilities to committees of independent directors. The Board has a standing Nominating and Corporate Governance Committee, Compensation Committee, and Audit Committee. Members of these committees are selected by the Board upon the recommendation of the Nominating and Corporate Governance Committee. The charter of each of these standing Board committees is available through our website at:

http://www.support.com/about/investor-relations/corporategovernance

Committee charters are also available in print upon written request to Support.com, Inc., Attention: Corporate Secretary, 900 Chesapeake Drive, Second Floor, Redwood City, California 94063.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s primary functions are to seek and recommend to the Board qualified candidates for election or appointment to the Board, and to oversee matters of corporate governance, including the evaluation of the Board’s performance and processes and assignment of members to committees established by the Board.

During 2012, the members of the Nominating and Corporate Governance Committee were Messrs. Fries, Linton, Stephens, and Ms. Portmann. Mr. Fries served as Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held two meetings during 2012.

Compensation Committee

Our Compensation Committee’s principal responsibilities are to determine all compensation of the Company’s Chief Executive Officer and other officers who are reporting persons under Section 16 of the Securities Exchange Act of 1934 and the rules promulgated thereunder (“Section 16 Officers”); act as plan administrator for our equity incentive plans; review the annual performance of the Chief Executive Officer; and provide guidance to the Chief Executive Officer for the annual performance appraisals of other Section 16 Officers. The Compensation Committee may, by resolution passed by a majority of the Compensation Committee, designate one or more subcommittees, each subcommittee to consist of one or more members of the Compensation Committee and having powers as delegated by the resolutions of the Compensation Committee, but only to the extent permitted by applicable law or listing standard. Further, The Compensation Committee may delegate to the Company’s Chief Executive Officer the authority to carry out all of the powers of the Compensation Committee to grant options under the Company’s plans to employees of the Company or any subsidiary thereof who are not members of the Board, the Chief Executive Officer or other Section 16 Officers.

During 2012, the members of the Compensation Committee were Messrs. Farshchi, Linton, Stephens, and Ms. Portmann. Mr. Linton served as Chairman of the Compensation Committee until February 12, 2013, at which time Mr. Stephens became Chairman of the Compensation Committee. The Compensation Committee held 10 meetings during 2012.

Audit Committee

The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm. The Audit Committee’s primary functions are to approve the provision of all auditing services and to approve the terms and fees of all non-audit services provided by the independent registered public accounting firm; meet and consult with the independent registered public accounting firm; advise and assist the Board in evaluating the independent registered public accounting firm; review the Company’s consolidated financial statements to be included in filings with the SEC; and establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

During 2012, the members of the Audit Committee were Messrs. Farshchi, O’Malley, and Fries. Mr. O’Malley served as Chairman of the Audit Committee. The Board has determined that Mr. O’Malley, an independent director based on the Nasdaq listing standards and applicable laws and regulations, is also a financial expert as defined under SEC rules. In addition, the Board has determined that each member of the Audit Committee is financially literate and has the requisite financial sophistication as required by the applicable Nasdaq listing standards. The Audit Committee held eight meetings during 2012.

Additional information regarding the Audit Committee is included in the “Report of the Audit Committee of the Board of Directors” below.

Director Qualifications

The primary qualifications for service on the Board are a distinguished record of leadership and success, and an ability to make substantial contributions to the Board and Support.com. The Nominating and Corporate Governance Committee periodically reviews with the Board the appropriate skills and characteristics required of Board members, and will continue to do so as the Company and its needs continue to change in the pursuit of its long-term strategic objectives. The assessment of Board candidates includes, but is not limited to, consideration of relevant industry experience, general business experience, relevant financial experience, and compliance with independence and other qualifications necessary to satisfy any applicable securities and tax laws and the rules and regulations thereunder, as well as the Nasdaq rules.

Further, specific consideration is given to, among other things, diversity of background and the experience a candidate would bring to the Board, as stated in the Corporate Governance Guidelines adopted in April 2008. The Board defines “diversity” for this purpose to include both background and experience in business, as well as in terms of the Company’s standing policies promoting diversity and non-discrimination based on factors such as race, color, national origin, religion, sexual orientation, and gender.

Director Nominations

The Nominating and Corporate Governance Committee considers and recommends candidates for Board membership. Candidates may be suggested by Board members, management, or our stockholders. The Nominating and Corporate Governance Committee also has, on occasion, retained third-party executive search firms to identify independent director candidates. After completing an evaluation and review of a director candidate, the Nominating and Corporate Governance Committee makes a recommendation to the full Board, and the Board determines whether the candidate should be nominated as a director.

The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. Such nominations should be directed to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, at our principal executive offices: 900 Chesapeake Drive, Second Floor, Redwood City, CA 94063. In addition, the stockholder must give notice of a nomination to our corporate secretary at the same address, and such notice must be received not less than 120 days before any meeting of stockholders called for the election of directors. However, if less than 100 days notice of the meeting is given to stockholders, such nomination must be mailed or delivered to the corporate secretary not later than the close of business on the seventh day following the day on which the notice of meeting was mailed.

For each proposed nominee who is not an incumbent director, the stockholder’s notice must set forth specific information called for in our bylaws. There have been no recent changes to the procedures by which stockholders may recommend nominees for the Board.

Compensation Committee Interlocks and Insider Participation

None of the Company’s named executive officers serves, nor at any time during 2012 served, as a member of the board or compensation committee of any other entity whose executive officer(s) serve as a member of the Company’s Board or Compensation Committee.

Section 16(a) Beneficial Ownership Compliance

Under the securities laws of the United States, Support.com’s directors, Section 16 Officers and any persons holding more than 10% of the Common Stock are required to report their initial ownership of Common Stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established and we are required to identify in this Proxy Statement those persons who failed to timely file these reports. Based solely on a review of Forms 3, 4 and 5 and any amendments thereto furnished to us, we believe that all of the Section 16 filing requirements were timely satisfied for 2012, with the exception that, due to administrative error, Shelly Schaffer’s Form 4 for transactions occurring on October 1, 2012 was filed on October 19, 2012.

Certain Relationships and Related-Party Transactions

We have a process for review and approval of any relationships and transactions in which we and our directors, officers, 5% stockholders or their immediate family members (“Related Persons”) are participants to determine whether those Related Persons may have a direct or indirect material interest. We collect and update information about the affiliations of our Section 16 Officers and directors annually though Director & Officer Questionnaires and we maintain and use a list of known related parties to identify any transactions with Related Persons. In addition, at the close of each fiscal quarter we survey our Finance, Legal and executive staff for knowledge of transactions with Related Persons. Our Ethics Committee reviews any such related party transactions, under the supervision of the Audit Committee. Our Ethics Committee is comprised of our General Counsel, head of Human Resources and our Chief Financial Officer and operates as described in the Company’s published Code of Ethics and Business Conduct.

There have been no related-party transactions since the beginning of fiscal 2012, and there are no currently proposed transactions, in which (a) Support.com was a participant, (b) the amount involved exceeded $120,000, and (c) any Related Person had a direct or indirect material interest.

DIRECTOR COMPENSATION

We compensate our six independent, non-employee directors for serving on our Board. We do not pay Mr. Pickus, the only Company employee serving as a director, any additional compensation for serving on our Board. Our Board reviews from time to time the compensation we pay to our non-employee directors and recommends, as appropriate, adjustments to such compensation. The compensation we pay to our non-employee directors consists of two components: equity and cash.

Equity. On the date that an individual first becomes a non-employee director, we grant him or her an option to purchase 40,000 shares of Common Stock. These grants are currently made under the 2010 Stock Plan. These options vest in equal monthly installments over a 48-month period. Additionally, at the conclusion of each regular annual meeting of our stockholders, each continuing non-employee director receives a grant of restricted stock units (“RSUs”) under our 2010 Stock Plan. The total number of shares of Common Stock subject to each director RSU grant is equal to $40,000, plus $7,000 for non-Chairman members of the Audit Committee, plus $5,000 for non-Chairman members of the Compensation Committee, plus $2,800 for non-Chairman members of the Nominating and Corporate Governance Committee, divided by the closing price of a share of Common Stock on Nasdaq on the date of grant, rounded down, or such other amount as may be determined by the Board at the time of the grant.

Each RSU granted to non-employee directors vests on the one-year anniversary of the date of grant. Options granted to non-employee directors have an exercise price equal to the closing price of Common Stock on Nasdaq on the date of grant and a term of ten years. All equity grants to non-employee directors immediately and fully vest upon termination without cause, or resignation for good reason, within twelve months following a change of control.

Cash Retainer. We pay non-employee directors an annual retainer of $30,000 for serving as a director. We pay additional annual retainers of $16,250, $13,500, $10,000, and $7,500 to the chairman of the Board, the chairman of the Audit Committee, the chairman of the Compensation Committee, and the chairman of the Nominating and Corporate Governance Committee, respectively. The retainers are paid quarterly.

The following table sets forth a summary of the compensation paid to our non-employee directors for service in 2012. The compensation we paid to Mr. Pickus for service in 2012 is included in the 2012 Summary Compensation Table below showing the compensation for our named executive officers. Mr. Pickus received no additional compensation for 2012 in respect of his service as a member of our Board.

2012 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Option Awards	RSU Awards (1)	All Other Compensation	Total
Shawn Farshchi	$30,000	$0	$52,000	$0	$82,000
Mark Fries	$37,500	$0	$47,000	$0	$84,500
Michael Linton	$40,000	$0	$42,800	$0	$82,800
J. Martin O’Malley	$43,144	$0	$40,000	$0	$83,144
Toni Portmann	$30,000	$0	$47,800	$0	$82,365
Jim Stephens	$45,806	$0	$47,800	$0	$93,606

(1)
These amounts represent the aggregate grant date fair value computed in accordance with Accounting Standard Codification (“ASC”) Topic 718, Compensation – Stock Compensation, of the non-employee directors’ RSU awards in fiscal 2012, excluding the effect of certain forfeiture assumptions. See Note 1 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for details as to the assumptions used to determine the aggregate grant date fair values of the RSU awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. As of December 31, 2012, our non-employee directors held options to purchase shares of Common Stock and unvested RSUs that had been granted by us as director compensation representing the following number of shares of Common Stock: Mr. Farshchi, 98,000 stock options and 18,439 RSUs; Mr. Fries, 68,000 stock options and 16,666 RSUs; Mr. Linton, 68,000 stock options and 15,176 RSUs; Mr. O’Malley, 108,000 stock options and 14,184 RSUs; Ms. Portmann, 58,000 stock options and 16,949 RSUs; and Mr. Stephens, 98,000 stock options and 16,949 RSUs.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 25, 2013 with respect to the beneficial ownership of shares of Common Stock by: (i) each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known by us to beneficially own more than 5% of the outstanding shares of our Common Stock; (ii) each of the Company’s named executive officers listed in the Summary Compensation Table under the section entitled “Executive Compensation”; (iii) each of our directors; and (iv) all directors and named executive officers of the Company as a group. On the Record Date of March 25, 2013, 50,155,839 shares of Common Stock were issued and outstanding. Ownership information is based on information furnished by the respective individuals or entities, as the case may be.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned (2)	Percentage Beneficially Owned (2)
5% Stockholders:
RGM Capital, LLC and affiliates (3)	6,746,210	13.45%
BlackRock, Inc. (4)	4,196,172	8.37%
Prescott General Partners LLC and affiliates (5)	3,701,164	7.38%
Dimensional Fund Advisors LP (6)	2,516,926	5.02%
Austin W. Marxe and David M. Greenhouse (7)	2,476,724	4.94%

Directors and Named Executive Officers:
Joshua Pickus (8)	2,430,329	4.62%
Shelly Schaffer (9)	662,758	1.30%
Gregory Wrenn (10)	81,667	*
Richard Matta (11)	125,209	*
Shaun Donnelly (12)	77,082	*
Shawn Farshchi (13)	116,439	*
Mark Fries (14)	81,332	*
Michael Linton (15)	90,676	*
J. Martin O’Malley (16)	72,184	*
Toni Portmann (17)	57,449	*
Jim Stephens (18)	114,949	*
All directors and named executive officers as a group (19)	3,910,074	7.23%

*	Represents less than 1% of the outstanding shares of Common Stock.
(1)	The address of each director and named executive officer is Support.com, Inc., 900 Chesapeake Drive, Second Floor, Redwood City, California 94063, Attention: Investor Relations.
(2)
To our knowledge, the persons named in the table have sole voting and dispositive power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the other notes to this table. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 25, 2013 are deemed outstanding and beneficially owned by such person. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(3)
Based solely on information reported on a Schedule 13G/A filed with the SEC on February 12, 2013. RGM Capital, LLC reported shared voting power and shared dispositive power of 6,746,210 shares of Common Stock. The mailing address for RGM Capital, LLC is 9010 Strada Stell Court, Suite 105, Naples, FL 34109.

(4)
Based solely on information reported on a Schedule 13G/A filed with the SEC on February 1, 2013. BlackRock, Inc. reported sole voting power and sole dispositive power of 4,196,172 shares of Common Stock. The mailing address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(5)
Based solely on information reported on a Schedule 13G filed with the SEC on March 1, 2013. Prescott General Partners LLC reported shared voting power and shared dispositive power of 3,701,164 shares of Common Stock. The mailing address for Prescott General Partners LLC is 2200 Butts Road, Suite 320, Boca Raton, FL 33431.

(6)
Based solely on information reported on a Schedule 13G/A filed with the SEC on February 11, 2013. Dimensional Fund Advisors LP reported sole voting power of 2,446,160 and sole dispositive power of 2,516,926 shares of Common Stock. The mailing address for Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(7)
Based solely on information reported on a Schedule 13G/A filed with the SEC on March 7, 2013. Austin W. Marxe and David M. Greenhouse reported shared voting power and shared dispositive power of 2,476,724 shares of Common Stock. The mailing address for Austin W. Marxe and David M. Greenhouse is 527 Madison Avenue, Suite 2600, New York, NY 10022.

(8)
Includes 2,362,954 shares of Common Stock subject to stock options that are exercisable within 60 days of March 25, 2013. Also includes 67,375 shares of Common Stock held by Pickus Family Trust. Mr. Pickus and Carey Pickus are trustees of the Pickus Family Trust and share voting and dispositive power.

(9)
Includes 656,758 shares of Common Stock subject to stock options that are exercisable within 60 days of March 25, 2013. Also includes 6,000 shares of Common Stock held by Ms. Schaffer, who has sole voting and dispositive power.

(10)	Includes 81,667 shares of Common Stock subject to stock options that are exercisable within 60 days of March 25, 2013.
(11)	Includes 125,209 shares of Common Stock subject to stock options that are exercisable within 60 days of March 25, 2013.
(12)	Includes 77,082 shares of Common Stock subject to stock options that are exercisable within 60 days of March 25, 2013.
(13)	Includes 116,439 shares of Common Stock subject to stock options and RSU awards that are exercisable within 60 days of March 25, 2013.
(14)	Includes 81,332 shares of Common Stock subject to stock options and RSU awards that are exercisable within 60 days of March 25, 2013.
(15)
Includes 75,676 shares of Common Stock subject to stock options and RSU awards that are exercisable within 60 days of March 25, 2013. Also includes 15,000 shares of Common Stock held by Mr. Stephens, who has sole voting and dispositive power.

(16)	Includes 72,184 shares of Common Stock subject to stock options and RSU awards that are exercisable within 60 days of March 25, 2013.
(17)	Includes 57,449 shares of Common Stock subject to stock options and RSU awards that are exercisable within 60 days of March 25, 2013.
(18)	Includes 114,949 shares of Common Stock subject to stock options and RSU awards that are exercisable within 60 days of March 25, 2013.
(19)
Includes 3,821,699 shares of Common Stock subject to options and RSU awards that are exercisable within 60 days of March 25, 2013. Also includes 88,375 shares of Common Stock held by directors and named executive officers. As of March 25, 2013, our named executive officers consisted of Joshua Pickus, Shelly Schaffer, Gregory Wrenn, Richard Matta and Shaun Donnelly and our independent directors consisted of Shawn Farshchi, Mark Fries, J. Martin O’Malley, Toni Portmann, Jim Stephens and Michael Linton.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Board has nominated Directors Farshchi, Fries, O’Malley, Pickus, Portmann and Stephens to be elected to serve one-year terms or until their successors are duly elected and qualified. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board’s six nominees. If any nominee is unable or declines to serve as a Director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board to fill the vacancy.

On February 12, 2013, Director Linton indicated to the Board that he would serve out his current term as a director, but did not wish to stand for re-election to the Board at the Annual Meeting. Mr. Linton did not indicate that his decision was a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Board intends to amend the bylaws of the Company to reduce the size of the Board by one director effective at the end of Mr. Linton’s term. As a result, there are only six nominees for six director positions to be voted on at the Annual Meeting.

Required Vote

The nominees for the six director seats who receive the most affirmative votes of shares outstanding as of the Record Date that are present in person or represented by proxy at the Annual Meeting will be elected to serve as directors.

BOARD OF DIRECTORS AND NOMINEES

The Board consists of six continuing directors, all of whom have been nominated by the Board for re-election at the Annual Meeting. All of the directors elected at the Annual Meeting are to serve until the next annual meeting of stockholders and thereafter until their successors are elected and qualified. Unless otherwise directed, the proxy holders will vote the proxies received by them for the six nominees named below. If any of the six nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

Names of the nominees and certain biographical information about them as of March 25, 2013 are set forth below:

SHAWN FARSHCHI, age 55, has served as a member of the Board since February 2007. Since June 2011, Mr. Farshchi has served as Chief Operating Officer of Saba Software, Inc., a hosted e-Learning software company, and since March 2013 Mr. Farshchi has served as interim Chief Executive Officer of Saba Software. From December 2006 to June 2011, he served as Chief Operating Officer of Coremetrics Inc., an on-demand web analytics application solution provider acquired by IBM Corporation during 2010. From January 2003 until December 2006, Mr. Farshchi served as Chief Information Officer and Vice President of Technical Operations at WebEx Communications, Inc., a multimedia collaboration service company. From January 2002 until December 2002, Mr. Farshchi served as Regional Vice President of Managed Services at Oracle Corporation, a database and enterprise application software company. Mr. Farshchi also serves on the Board of NewLineNoosh, a provider of print procurement BPO services and software solutions. Mr. Farshchi holds a B.S. in Electrical Engineering from California State University San Francisco and an M.B.A. from Golden Gate University.

Mr. Farshchi brings technical understanding and knowledge, as well as operational management experience, to the Board. His experience with Software-as-a-Service (“SaaS”) businesses is helpful to us as we build out our SaaS offerings. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Farshchi should serve as a director of Support.com.

MARK FRIES, age 49, has served as a member of the Board since August 2009. In 2009, Mr. Fries co-founded The ROIG Group LLC, a management consulting firm with a singular focus on helping companies to identify and create value for their clients with practices in Retail, Services and Connectivity/Convergence, and Mr. Fries currently serves as Managing Partner – Services for The ROIG Group. From 1999 to 2009, Mr. Fries was employed by Best Buy Companies, Minneapolis, Minnesota, most recently as Vice President of Enterprise Services Strategy and Partnerships (2005 – 2009). His previous executive roles at Best Buy Companies included leadership of strategy, innovation, operations, alliances and business development. Mr. Fries also served in leadership roles at Target Corporation and Honeywell Inc. Mr. Fries earned an M.B.A. degree from the University of Minnesota – Twin Cities and a B.S. degree from the University of Illinois at Urbana – Champaign.

Mr. Fries brings services, sales, business development and strategy experience to the Board. Mr. Fries’ experience with technology service offerings and with the retail industry, including 10 years of senior positions with Best Buy, which operates the Geek Squad, gives him a perspective on Support.com’s technology services business and our retail distribution relationships. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Fries should serve as a director of Support.com.

J. MARTIN O’MALLEY, age 55, has served as a member of the Board since April 2006. Since July 2005, Mr. O’Malley has served as a Managing Director with WTAS, LLC, a tax and financial advisory firm. From January 2005 until July 2005, Mr. O’Malley served as a Managing Director with Alvarez and Marsal, a tax and financial advisory firm. From June 2002 until December 2004, Mr. O’Malley served as a Partner with PricewaterhouseCoopers, an accounting firm. From September 1992 until June 2002, Mr. O’Malley served as a Partner with Arthur Andersen, an accounting firm. Mr. O’Malley holds a B.S./B.A. degree from Georgetown University.

Mr. O’Malley brings financial and accounting experience, as well as knowledge of Support.com’s history and experience, to the Board. Mr. O’Malley provides the Board with insight into financial management, disclosure issues and tax matters relevant to Support.com’s business. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. O’Malley should serve as a director of Support.com.

JOSHUA PICKUS, age 51, joined Support.com as President and Chief Executive Officer and a member of the Board in April 2006. Mr. Pickus served as Senior Vice President and General Manager of the Clarity Division of Computer Associates, an IT management software company, from August 2005 until April 2006. From November 1999 until August 2005, Mr. Pickus served in a number of executive positions at Niku Corporation, an IT governance software company, including President and Chief Executive Officer from November 2002 until August 2005, Chief Financial Officer from April 2001 to October 2002, and President of Vertical Markets from November 1999 to March 2001. Mr. Pickus also served on the Board of DemandTec, Inc., an on-demand software company, prior to its acquisition by IBM in February 2012. Mr. Pickus holds a B.A. from Princeton University and a J.D. from University of Chicago School of Law.

Mr. Pickus brings business development, operational and financial management experience to the Board, as well as knowledge of Support.com’s history and experience. His previous experience as a director of other publicly held companies is valuable in providing insight on effective management and best practices for Support.com’s Board and committees. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Pickus should serve as a director of Support.com.

TONI PORTMANN, age 57, has served as a member of the Board since February 2011. Since February 2011, Ms. Portmann has served as Chief Executive Officer of LIT OnLine, an e-learning platform company. Ms. Portmann has served as the Chairman of the Board of Resolvity, a provider of intelligent, personalized on-demand interactive voice response solutions since February 2006. Ms. Portmann previously served as Chief Executive Officer of TCS Private Equity Group from February 2010 to February 2011, Chief Executive Officer of CAS Partners at Riverstone Residential Group from October 2008 to February 2010, and as the President and Chief Executive Officer of Stream, a global business process outsourcing provider from June 2003 to September 2008. Ms. Portmann holds a B.B.A. from Boise State University.

Ms. Portmann brings more than 30 years of leadership experience in service, sales, and marketing, including at companies such as Diebold and IBM. Ms. Portmann also brings expertise and experience in managing large-scale world class technical support operations. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Ms. Portmann should serve as a director of Support.com.

JIM STEPHENS, age 55, has served as a member of the Board since October 2006. From February 1990 until November 2005, Mr. Stephens was employed in various positions by Adobe Systems Incorporated, a software company, most recently as Senior Vice President of Worldwide Sales and Field Operations. Mr. Stephens holds a B.B.A. from Southern Methodist University.

Mr. Stephens brings to the Board experience in sales, marketing and mergers and acquisitions, as well as knowledge of Support.com’s history and experience. Mr. Stephens also brings experience from 15 years of service in the software industry driving growth strategies. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Stephens should serve as a director of Support.com.

The Board recommends a vote “FOR” election as director of the nominees set forth above.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

EXECUTIVE OFFICERS

As of March 25, 2013 the executive officers of the Company are:

Name	Age	Position
Joshua Pickus	51	President and Chief Executive Officer
Shelly Schaffer	49	Chief Financial Officer and Executive Vice President of Finance and Administration
Gregory Wrenn	51	Senior Vice President of Business Affairs, General Counsel and Corporate Secretary
Richard Matta	40	Senior Vice President, Engineering and SaaS Solutions
Shaun Donnelly	47	Vice President, Program Management and General Manager, Small Business

Joshua Pickus. Please see Mr. Pickus’ biography above under “Board of Directors and Nominees.”

Shelly Schaffer. Ms. Schaffer has served as Executive Vice President, Finance since February 2008 and as Chief Financial Officer since March 2008. During 2009, Ms. Schaffer assumed responsibility for management of the Company’s Legal and Human Resources functions as well. Ms. Schaffer was Vice President, Corporate Operations Finance at Yahoo! from January 2007 until February 2008. From September 2003 to December 2006, Ms. Schaffer served as an executive at Mercury Interactive, an application software company, in a number of finance roles including Vice President of Strategic Finance and Treasury and Vice President of Financial Planning and Analysis. Previously, Ms. Schaffer held senior finance roles spanning over a decade with The Coca Cola Company, Nestle Beverage Company, and Cosine Communications, a telecommunications equipment supplier. Ms. Schaffer holds a B.S. from Florida Southern College and an M.B.A. from the University of South Florida.

Gregory Wrenn. Mr. Wrenn has served as Vice President, General Counsel and Corporate Secretary since November 2009 and as Senior Vice President of Business Affairs, General Counsel and Corporate Secretary since September 2011. Mr. Wrenn was Senior Vice President, General Counsel and Corporate Secretary at Borland Software Corporation, an enterprise software company, from October 2006 until February 2009. From October 2004 to October 2006, Mr. Wrenn served as Senior Vice President and General Counsel at Openwave Systems, a mobile telecommunications software provider. Mr. Wrenn also served as Vice President and Deputy General Counsel, International at Yahoo! Inc. from June 1999 to September 2004. Prior to that, Mr. Wrenn worked as in-house counsel with Adobe Systems Incorporated from January 1995 until June 1999, and as associate with the law firm of Perkins Coie from September 1990 until December 1994. Mr. Wrenn holds a B.A. in Business Administration from the University of Washington, and a J.D. from Boalt Hall School of Law, University of California, Berkeley.

Richard Matta. Mr. Matta has served in various product and engineering management roles since the early days of Support.com and has directed our Engineering team since 2006. In addition, he recently took up leadership of our SaaS platform, for which he focuses on product direction, operations and customer success. Prior to Support.com, Mr. Matta managed and delivered large-scale software development projects in the areas of customer relationship management and business intelligence for Deloitte Consulting. Mr. Matta holds a B.A. in Economics with high honors from Pomona College.

Shaun Donnelly. Mr. Donnelly leads partner account management and small business operations for Support.com. Mr. Donnelly has over 15 years of experience in technology companies including a background in telecommunications, wireless and software. Prior to joining Support.com, he served as the Chief Operating Officer of outsourceIT, Inc., an IT services company focused on small and medium businesses during June 2010 to December 2011. Mr. Donnelly also worked as an investment banker and has held business development and marketing positions at DSC Communications (acquired by Alcatel), Telica (acquired by Lucent Technologies) and Senitito Networks (acquired by Verso Technologies). Mr. Donnelly served as a nuclear submarine officer in the Navy prior to entering the commercial sector. Mr. Donnelly earned a B.S. in Engineering from the United States Naval Academy (with honors) and an M.S. in Information Systems Management from The George Washington University.

COMPENSATION COMMITTEE REPORT

In 2012 the Company’s Compensation Committee consisted at all times of independent directors. The Company’s Compensation Committee consisted of directors Farshchi, Linton, Portmann and Stephens for the entire year.

Set forth below is the Compensation Discussion and Analysis section, which is a discussion of compensation programs and policies from the perspective of the Company.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Compensation Committee’s review of, and discussions with management with respect to, the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

THE COMPENSATION COMMITTEE:

Jim Stephens, Chairman
Shawn Farshchi
Michael Linton
Toni Portmann

COMPENSATION-RELATED RISK ANALYSIS

During March 2013, the Company’s management, in conjunction with the Company’s legal, accounting, human resources and finance departments, undertook a quantitative and qualitative review of the Company’s compensation policies and practices that applied to all Company employees whose compensation includes any variable or incentive compensation element, as well as policies and practices of different groups that mitigate or balance such incentives. As part of this review, these parties reviewed, considered, and analyzed the extent to which, if any, the Company’s compensation policies and practices might create risks for the Company, and relevant controls and mitigating factors.

After conducting this review, management found that none of the Company’s compensation policies and practices for its employees creates any risks that are reasonably likely to have a material adverse effect on the Company. The Board has reviewed the results of management’s analysis and concurs with management’s assessment.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Support.com is a leading provider of cloud-based services and software designed to enhance a customer’s experience with technology. We enable leading brands to offer technology service programs that create new revenue streams and deepen customer relationships. We also allow technology support organizations to reduce costs, improve problem resolution and enhance the customer experience. Our solution includes our cloud-based Nexus® Service Delivery Platform (“Nexus platform”), a scalable workforce of technology specialists, mobile and desktop applications for end-users and proven expertise in program design and execution. We offer turnkey solutions encompassing all of these elements. We also make our Nexus platform available on a software-as-a-service (“SaaS”) basis and license our end-user applications separately.

We offer leading brands a broad array of technology services to meet the needs of their customers. Service programs available for consumer markets include computer and mobile device set-up, security and support, virus and malware removal and wireless network set-up, security and support. Service programs available for small business markets include the consumer services plus managed services such as server and network monitoring and maintenance. Our services can be purchased either as one-time incidents or subscriptions, with subscriptions representing an increasing percentage of our revenue. Our technology specialists deliver our services to customers online via remote control and by telephone, leveraging the Nexus platform. Most of our technology specialists work from their homes rather than in brick and mortar facilities.

We market our services primarily through channel partners. Our partners include leading communications providers, retailers, technology companies and others. We recently began marketing the Nexus platform separately from our technology service offerings. We market our end-user software products directly, principally online, and through partners. Our sales and marketing efforts are primarily focused in North America.

The following discussion and analysis explains our executive compensation program and policies for our executives listed in the Summary Compensation Table below. We refer to these senior executives as our “Named Executive Officers,” and for 2012 they include:

Name	Title
Joshua Pickus	President and Chief Executive Officer
Shelly Schaffer	Chief Financial Officer and Executive Vice President of Finance and Administration
Gregory Wrenn	Senior Vice President of Business Affairs, General Counsel and Corporate Secretary
Richard Matta	Senior Vice President, Engineering and SaaS Solutions
Shaun Donnelly	Vice President, Program Management and General Manager, Small Business

This discussion and analysis of our 2012 executive compensation program may include forward-looking statements, and should be read together with the compensation tables and related disclosures that follow.

2012 Business Highlights

● Total revenue for the Company for the year ended December 31, 2012 increased by $18.1 million, or 34%, from 2011;

● Services revenue for the year ended December 31, 2012 increased by $20.4 million, or 55%, from 2011; the increase in services revenue was driven by growth in our channel programs, primarily the continued expansion of the Comcast program;

● Software and other revenue for the year ended December 31, 2012 decreased by $2.3 million, or 14%, from 2011; the decrease in software revenue was primarily driven by changes in the online advertising market in which we participate;

● Cost of services for the year ended December 31, 2012 grew by 25% from 2011 as we added delivery agents to support revenue growth; cost of software and other for year ended December 31, 2012 declined 19% year-over-year due to reduced sales of our software products;

● Software and other gross margin for the years ended December 31, 2012 and 2011 was consistent at approximately 90%; total gross margin for the year ended December 31, 2012 was 46%, compared to 41% in 2011, driven mainly by improved services gross margin offset by a lower percentage of software in the revenue mix;

● Operating expenses for the year ended December 31, 2012 declined by 5% from 2011, driven primarily by lower sales expense related to our end-user software products and a reduction in the contact center sales agent workforce completed at the end of the second quarter of 2012; and

● In the third and fourth quarters of 2012, we delivered our first two quarters of profitability since 2005. The total balance of cash, cash equivalents and investments increased by $3.1 million and $4.7 million in the third and fourth quarters of 2012, respectively.

Please see our Annual Report on Form 10-K for the year ended December 31, 2012 for additional information.

Consideration of 2012 Say on Pay Voting Results

At our 2011 annual meeting of stockholders, our stockholders recommended that we hold advisory say-on-pay votes every year. In light of, and consistent with, the voting results the Board has determined that the Company will hold future advisory votes on executive compensation annually until the next stockholder vote on the frequency of say-on-pay votes is required under Section 14A of the Securities Exchange Act of 1934, as amended, or until the Board otherwise determines that a different frequency for such votes is in the best interests of the Company’s stockholders. At our 2012 annual meeting of stockholders, we received approximately 99% approval for our “say-on-pay” proposal based on record shares voted.

The Compensation Committee also considered the 2012 say-on-pay voting results at its meetings, and the Compensation Committee believes the voting results demonstrate significant support for our Named Executive Officer compensation program. The Compensation Committee intends to continue to look for ways to strengthen the existing executive compensation programs and the governance environment in which they function.

2012 Pay for Performance Analysis

Our program is designed to reward our executive officers, consistent with our peer group and market, when they contribute to the achievement of our business objectives and create long-term stockholder value.

Executive Compensation Philosophy and Objectives

The executive compensation program is designed to attract and retain talented executives that will lead the Company in achieving its business goals and objectives and in creating long-term shareholder value. In keeping with our philosophy of aligning pay with performance, a significant portion of our Named Executive Officers’ compensation is “at risk” and comprised of both short-term performance-based cash incentives and long-term equity awards. For us, “at risk” compensation consists of incentive cash compensation that is directly linked to performance against quarterly objectives set by the Compensation Committee, and interests in stock option grants priced at or above the closing price of a share of Common Stock on Nasdaq on the date of grant, and vesting over multi-year periods or in some cases upon achievement of performance milestones. Beginning in 2013, we have also introduced the use of time-based and performance-based grants of restricted stock units (“RSUs”) under our 2010 Stock Plan in our executive compensation program which also put portions of executive compensation at risk based on the performance of the Company and returns for our stockholders.

The principal elements of our executive compensation program are:

●	base salary;

●	short-term, performance-based cash incentive awards;

●	long-term, equity-based awards; and

●	other benefits customary for our peer group.

We believe that short-term cash incentives are an important and effective way to align Named Executive Officer pay with Company performance because short-term cash incentives are actually earned only when our Named Executive Officers contribute to the achievement of our specific short-term business objectives.

We also believe long-term stock option grants are particularly effective as a means of aligning the interests of our Named Executive Officers with those of our stockholders as these awards are designed to drive both long-term Company performance and retention of our key executives. We believe this because the option awards will not deliver any return to our Named Executive Officers unless our stock price increases after the time the award is made. Further, beginning in 2013, we started to use grants of RSUs as well, which help retain Named Executive Officers by providing value that vests over time or upon achievement of performance targets, while at the same time increasing or decreasing compensation automatically based on the performance of our Common Stock. The combination of options and RSUs in equity grants balances both long-term retention as well as aligning the interests of our Named Executive Officers with the interests of our stockholders. Accordingly, we will normally seek to establish long-term equity incentives as a significant ongoing component of our executive compensation program.

Analysis of 2012 Executive Compensation Decisions and Actions

Base Salary

Base salary is the baseline cash compensation that we pay to our Named Executive Officers throughout the year. Base salaries provide our Named Executive Officers with a predictable level of income. We pay base salaries to attract and retain strong talent in our market. The Compensation Committee determines individual salaries for the Company’s Section 16 Officers. In determining appropriate 2012 base salaries, in addition to reviewing the peer company data compiled by Compensia, Inc. (“Compensia”), an independent compensation consultant, and market data from industry compensation surveys such as the survey by Radford, an Aon Hewitt company (“Radford”), and other sources, the Compensation Committee generally considers:

●	the scope of responsibility and experience of the Section 16 Officer;

●	the individual performance of each existing Section 16 Officer;

●	competitive market compensation;

●	internal equitable considerations;

●	the significance of the individual to the achievement of our corporate objectives; and

●	in the case of Section 16 Officers other than the Chief Executive Officer, the Chief Executive Officer’s recommendation as to compensation.

Base salaries are reviewed annually by the Compensation Committee along with other elements of executive compensation. In April 2012, the Compensation Committee, considering the data and factors described above, increased the annual base salary rate for Mr. Pickus from $335,000 to $350,000, and for Ms. Schaffer, from $255,000 to $285,000. The Compensation Committee made no other changes to base salary of Section 16 Officers in 2012.1

The annual base salary rates for our Named Executive Officers for 2012 are set forth in the table below:

Name and Title	2012 Base Salary
Joshua Pickus	$350,000
Shelly Schaffer	$285,000
Gregory Wrenn	$250,000
Richard Matta	$220,502
Shaun Donnelly	$220,000

Short-Term, Performance-Based Cash Incentive Awards

We paid short-term performance-based cash incentives in 2012 under our Executive Incentive Compensation Plan to attract and retain talented executives who help us achieve our business objectives, and to align executive pay with achievement against near-term Company performance objectives. In determining appropriate target short-term cash incentive opportunities for each Section 16 Officer for 2012, in addition to reviewing market data from industry compensation surveys such as that of Radford, and data from Compensia, all as further discussed below, the Compensation Committee assessed the same factors that were considered in determining 2012 base salaries. In April 2012, the Compensation Committee, considering the data and factors described above, increased the annual target short-term cash incentive opportunity for Mr. Pickus from $180,000 to $225,000, and for Ms. Schaffer, from $100,000 to $116,850.2

Actual payouts for our short-term cash incentive awards for each Section 16 Officer were based on the achievement of specified Company financial targets and individual objectives established at the beginning of each quarter as determined by the Compensation Committee. The Compensation Committee considers financial and other targets each quarter in reference to a previously established annual plan, but either confirms or adjusts the targets up or down at the beginning of each quarter, as the Compensation Committee deems appropriate, in order to keep the short-term performance-based incentives appropriate and effective at aligning this element of executive pay with the achievement of the Company’s near-term performance objectives.

For 2012, our short-term cash incentive award payout approach was as follows:

●
Incentive compensation for Company revenue and net income targets was paid on a straight-line sliding scale if the Company achieved between the minimum threshold of 70% (achievements under 70% received no payout) and the maximum achievement of 130% (achievements over 130% received 130% payout).

●	Targets specific to individual performance were not eligible for achievement levels above 100% of target, but could be assigned partial credit based on actual achievement;

●
Incentive compensation for software and services program revenue, expense and net profit targets was paid on a straight-line sliding scale if the Company achieved between the minimum threshold of 80% (achievements under 80% received no payout) and the maximum achievement of 120% (achievements over 120% received 120% payout); and

●	Business development targets for deals closed were earned on a straight-line percentage based on the Company’s determination of deal value compared to previously established quotas.

The Compensation Committee determines in its sole discretion if, and to what extent, objectives are achieved and incentive awards are payable based on the actual results of the period. Pursuant to the Executive Incentive Compensation Plan, the Compensation Committee reserves the right to amend or discontinue the short-term incentive program at any time in the best interests of the Company.

1 In March 2013, the Compensation Committee, considering the advice of Compensia and reviewing the data and factors described above as part of the annual executive compensation review, increased the annual base salary rate for Mr. Pickus from $350,000 to $370,000 (5.7%), and for Ms. Schaffer, from $285,000 to $302,100 (6%).
2 In March 2013, the Compensation Committee, considering the advice of Compensia and reviewing the data and factors described above as part of the annual executive compensation review, increased the annual short-term cash incentive award target for Mr. Pickus from $225,000 to $237,857 (5.7%), and for Ms. Schaffer, from $116,850 to $123,861 (6%).

For 2012, the terms of our Named Executive Officers’ short-term cash incentive awards and the payments made with respect to those awards were as follows:

Named Executive Officer	Period	Description of Objective	Target Cash Incentive Potential	Target Incentive Potential (% of Period Salary)	Actual % of Objective Achieved	Actual Cash Incentive Paid	Actual Cash Incentive (% of Period Salary)
Joshua Pickus	2012-Q1	Target Company revenue of $16.977 million	$36,000	43%	104%	$37,294	45%
		Target Company adjusted non-GAAP net income of $(2.060 million)	$9,000	11%	77%	$6,971	8%
	2012-Q2	Target Company revenue of $17.089 million	$36,000	41%	101%	$36,480	42%
		Target Company adjusted non-GAAP net income of $(1.216 million)	$20,250	23%	130%	$26,325	30%
	2012-Q3	Target Company revenue of $18.359 million	$36,000	41%	99%	$35,571	41%
		Target Company adjusted non-GAAP net income of $518 thousand	$20,250	23%	130%	$26,325	30%
	2012-Q4	Target Company revenue of $18.777 million	$36,000	41%	101%	$36,191	41%
		Target Company adjusted non-GAAP net income of $1.239 million	$20,250	23%	130%	$26,325	30%
	2012 Total		$213,750	62%		$231,482	67%
Shelly Schaffer	2012-Q1	Target Company revenue of $16.977 million	$10,000	16%	104%	$10,359	16%
		Target Company adjusted non-GAAP net income of $(2.060 million)	$2,500	4%	77%	$1,936	3%
		Frame short-term and long-term incentives for call center	$3,125	5%	100%	$3,125	5%
		Implement intra-quarter forecasting process with call center operations	$3,125	5%	100%	$3,125	5%
		Assess capabilities and develop plan for cross-training of key roles	$3,125	5%	100%	$3,125	5%
		Drive timelines for new headquarter building lease and exit of old building	$3,125	5%	100%	$3,125	5%
	2012-Q2	Target Company revenue of $17.089 million	$11,685	16%	101%	$11,841	17%
		Target Company adjusted non-GAAP net income of $(1.216 million)	$2,921	4%	130%	$3,798	5%
		Design and execute plan to optimize work-from-home sales model	$5,843	8%	100%	$5,843	8%
		Design and deliver new software forecasting model	$2,921	4%	100%	$2,921	4%
		Design and benchmark new Canadian benefits plan	$2,921	4%	100%	$2,921	4%
		Complete new lease and finalize building remodel construction plans	$2,921	4%	100%	$2,921	4%
	2012-Q3	Target Company revenue of $18.359 million	$11,685	16%	99%	$11,546	16%
		Target Company adjusted non-GAAP net income of $518 thousand	$2,921	4%	130%	$3,798	5%
		Identify and evaluate call center compensation alternatives	$4,382	6%	50%	$2,191	3%
		Drive designs of 2013 medical benefits plans	$4,382	6%	100%	$4,382	6%
		Research and report on SMB model evaluation	$3,652	5%	100%	$3,652	5%
		Implement hiring process for FP&A	$2,191	3%	100%	$2,191	3%
	2012-Q4	Target Company revenue of $18.777 million	$11,685	16%	101%	$11,747	16%
		Target Company adjusted non-GAAP net income of $1.239 million	$2,921	4%	130%	$3,798	5%
		Complete 2013 company budget for Board review	$5,843	8%	100%	$5,843	8%
		Review corporate compensation plan	$2,921	4%	100%	$2,921	4%
		Frame new call center compensation plan	$2,921	4%	100%	$2,921	4%
		Complete finance and HR items necessary for rollout of new service feature program	$2,921	4%	100%	$2,921	4%
	2012 Total		$112,638	42%		$112,950	42%
Gregory Wrenn	2012-Q1	Target Company revenue and adjusted non-GAAP net income	$4,688	8%	98%	$4,611	7%
		Achieve business development goals	$4,781	8%	25%	$1,195	2%
		Roll out new PTO policy for senior management	$3,094	5%	100%	$3,094	5%
		Prepare compensation risk analysis with departments for Board review	$3,094	5%	100%	$3,094	5%
		Support new SMB partner contract process	$3,094	5%	100%	$3,094	5%
	2012-Q2	Target Company revenue and adjusted non-GAAP net income	$4,688	8%	107%	$5,019	8%
		Achieve business development goals	$4,781	8%	106%	$5,080	8%
		Launch and lead new program review process	$3,094	5%	100%	$3,094	5%
		Implement third-party component tracking system	$3,094	5%	100%	$3,094	5%

Named Executive Officer	Period	Description of Objective	Target Cash Incentive Potential	Target Incentive Potential (% of Period Salary)	Actual % of Objective Achieved	Actual Cash Incentive Paid	Actual Cash Incentive (% of Period Salary)
		Provide legal support to optimize work-from-home sales model	$3,094	5%	100%	$3,094	5%
	2012-Q3	Target Company revenue and adjusted non-GAAP net income	$4,688	8%	105%	$4,924	8%
		Achieve business development goals	$4,781	8%	0%	$0	0%
		Assess and implement litigation compliance program	$3,094	5%	100%	$3,094	5%
		Update direct terms of service and EULAs	$3,094	5%	100%	$3,094	5%
		Support effort to evaluate call center compensation program	$3,094	5%	100%	$3,094	5%
	2012-Q4	Target Company revenue and adjusted non-GAAP net income	$4,688	8%	106%	$4,988	8%
		Provide legal support for new service feature program rollout	$4,781	8%	100%	$4,781	8%
		Provide legal support to review and update Executive Incentive Compensation Plan	$3,094	5%	100%	$3,094	5%
		Provide legal support for Security Committee compliance program	$3,094	5%	75%	$2,320	4%
		Update annual employee certification process	$3,094	5%	100%	$3,094	5%
	2012 Total		$75,000	30%		$66,950	27%
Richard Matta	2012-Q1	Target Company revenue and adjusted non-GAAP net income	$3,120	6%	98%	$3,069	6%
		Achieve general release of Cosmos and Android Optimizer free versions	$2,808	6%	100%	$2,808	6%
		Achieve program management revenue and operational goals	$2,808	6%	60%	$1,685	3%
		Achieve general release of software upgrade for subscription work	$1,872	4%	100%	$1,872	4%
		Implement new SUPERAntiSpyware features per plan	$1,872	4%	70%	$1,311	3%
	2012-Q2	Target Company revenue and adjusted non-GAAP net income	$3,120	6%	107%	$3,341	7%
		Target SUPERAntiSpyware software revenue	$2,808	6%	0%	$0	0%
		Successfully complete target partner program negotiations	$2,808	6%	100%	$2,808	6%
		Deliver engineering sprint deliverables	$1,872	4%	100%	$1,872	4%
		Deliver India engineering team goals	$1,872	4%	90%	$1,685	3%
	2012-Q3	Target Company revenue and adjusted non-GAAP net income	$3,120	6%	105%	$3,278	7%
		Target subscription average ticket time improvements	$2,808	6%	100%	$2,808	6%
		Deliver engineering sprint deliverables	$1,872	4%	90%	$1,685	3%
		Target SUPERAntiSpyware software revenue	$1,872	4%	100%	$1,872	4%
		Identify and plan alternate areas of strategic engineering focus and investment	$1,404	3%	100%	$1,404	3%
		Present recommendations on identified partner software and services program	$1,404	3%	75%	$1,053	2%
	2012-Q4	Target Company revenue and adjusted non-GAAP net income	$3,445	6%	106%	$3,666	7%
		Deliver software-as-a-service rollout goals	$4,134	7%	90%	$3,721	7%
		Target SUPERAntiSpyware software revenue	$1,550	3%	100%	$1,550	3%
		Deliver specified hosting operations deliverables	$1,550	3%	50%	$775	1%
		Deliver engineering sprint deliverables	$1,550	3%	100%	$1,550	3%
		Successfully manage engineering organizational changes	$1,550	3%	100%	$1,550	3%
	2012 Total		$51,225	25%		$45,366	22%
Shaun Donnelly	2012-Q1	Target Company revenue and adjusted non-GAAP net income	$3,250	6%	98%	$3,197	6%
		Gain target partner 1 commitment on trial offering	$2,925	6%	75%	$2,194	4%
		Gain target partner 2 commitment on trial offering	$2,925	6%	100%	$2,925	6%
		Target RightHand IT revenue and profitability levels	$1,463	3%	99%	$1,447	3%
		Complete SMB unit organizational chart	$975	2%	100%	$975	2%
		Finalize agent support model for SMB trials	$975	2%	100%	$975	2%
		Identify technology platforms to support SMB trials	$488	1%	100%	$488	1%
	2012-Q2	Target Company revenue and adjusted non-GAAP net income	$3,250	6%	107%	$3,480	7%

Named Executive Officer	Period	Description of Objective	Target Cash Incentive Potential	Target Incentive Potential (% of Period Salary)	Actual % of Objective Achieved	Actual Cash Incentive Paid	Actual Cash Incentive (% of Period Salary)
		Successful launch of partner 1 program trial and SLA targets	$2,925	6%	75%	$2,194	4%
		Complete preparations to support launch of partner 2 trial	$2,925	6%	100%	$2,925	6%
		Target RightHand IT revenue and profitability levels	$1,463	3%	100%	$1,463	3%
		Successful launch of partner 3 program trial in retail stores	$1,463	3%	0%	$0	0%
		Establish terms for target SMB partner trial	$975	2%	25%	$244	0%
	2012-Q3	Target Company revenue and adjusted non-GAAP net income	$3,374	6%	105%	$3,545	7%
		Successful launch of small business partner program and SLA targets	$4,049	8%	100%	$4,049	8%
		Target partner SMB subscription and incident volume goals	$2,025	4%	33%	$674	1%
		Complete partner trial program launch plan	$1,012	2%	90%	$911	2%
		Establish new account management procedures	$1,012	2%	100%	$1,012	2%
		Establish new measurement goals for account managers	$1,012	2%	100%	$1,012	2%
		Successful launch of partner 3 program trial in retail stores	$506	1%	50%	$253	0%
		Finalize plan for launch of partner SMB call center	$506	1%	0%	$0	0%
	2012-Q4	Target Company revenue and adjusted non-GAAP net income	$3,438	6%	106%	$3,658	7%
		Deliver specified retail partner program deliverables	$3,609	7%	50%	$1,805	3%
		Deliver specified SMB partner program deliverables	$3,609	7%	25%	$902	2%
		Develop target positioning for target partner program RFP	$1,547	3%	75%	$1,160	2%
		Complete RightHand IT staffing objectives	$1,547	3%	100%	$1,547	3%
	2012 Total		$53,247	25%		$43,034	20%

(1)
Adjusted non-GAAP net income for the purpose of short term cash incentive target amounts is the Company’s target non-GAAP net income adjusted to eliminate the impact of variable short-term cash incentive payments in order to avoid recursive calculations of actual non-GAAP net income results.

For more information about our short-term cash incentive awards and payouts for 2012, see the 2012 Summary Compensation Table and 2012 Grants of Plan-Based Awards Table below.

Long-Term Equity Awards

We periodically make long-term equity awards at the discretion of the Compensation Committee to our Named Executive Officers to encourage them to create long-term value for our stockholders through sustained performance. Equity compensation for executives is reviewed at least annually, but the frequency, type, and amount of long-term equity awards are made at the discretion of the Compensation Committee based on an overall assessment of existing compensation, performance, and the desired balance of compensation incentives going forward. Thus grants in recent years have tended to vary year-to-year based on this overall assessment and in some years no new grants by the Compensation Committee have been made, including calendar year 2012.3

3 In March 2013, the Compensation Committee, considering the advice of Compensia and reviewing the data and factors described above as part of the annual executive compensation review, granted awards of RSUs vesting over three years to Mr. Pickus and to Ms. Schaffer, including: (a) in the case of Mr. Pickus, 166,500 RSUs as time-based awards, plus performance-based awards to be achieved based on full year 2013 revenue and adjusted non-GAAP net income targets and vesting over three years, with the potential to release between zero and a maximum of 316,500 additional RSUs based on performance; and (b) in the case of Ms. Schaffer, 83,250 RSUs as time-based awards, plus performance-based awards to be achieved based on full year 2013 revenue and adjusted non-GAAP net income targets and vesting over three years, with the potential to release between zero and a maximum of 83,250 additional RSUs based on performance. The detailed performance criteria and other information for these grants are as reported by the Company to the SEC on Forms 4 and 8-K on March 21, 25, and 27, 2013.

On December 13, 2012, the Compensation Committee decided to extend the term of a grant of 700,000 stock options for our President and CEO, Joshua Pickus, under the Company’s Amended and Restated 1998 Stock Option Plan. The stock options were granted to Mr. Pickus as a new hire on April 6, 2006, and were originally scheduled to expire on April 6, 2013 given their seven-year term. With the approved extension of the term of the grant, the vested stock options will expire on April 6, 2016 unless exercised prior to that time. At the time of the extension, the exercise price of the stock options exceeded the current fair market value of the Company’s Common Shares. No other terms of this stock option grant were modified. The Compensation Committee considers the issue of the CEO’s expiring option grants a set of unique and unusual circumstances, and does not presently intend or anticipate needing to take such action again in the future. 4

On April 12, 2010, our Compensation Committee adopted a policy stating the Compensation Committee’s general intention to structure any future equity-based awards granted to our Section 16 Officers during calendar years 2010, 2011 and 2012 such that a substantial portion (in this case, at least 50% on a share basis) of equity awards to our Section 16 Officers are performance-based. The same proportion did not apply to new hire grants in the event our Section 16 Officers leave and must be replaced in the future depending on the competitive hiring market at the time, but any subsequent refresh grants to that officer would include a substantial portion of performance-based shares. For the purposes of this paragraph, “performance-based” equity awards were either (1) time-based stock option awards with an exercise price equal to at least 125% of the closing price of a share of Common Stock on Nasdaq on the date of grant, or (2) stock option awards that vest based on the achievement of Company performance targets. The Compensation Committee has used performance criteria and hurdle rates that were disclosed in the Company’s regulatory filings so that stockholders may know the minimum level of performance required for such equity grants to vest.

The Compensation Committee currently intends to continue such policy for 2013 and has done so to date, but reserves the right to change this policy in the future without notice if and to the extent such change is deemed to be in the best interests of the Company.

Other Benefits

We also provide our Named Executive Officers with certain employee benefits that are generally consistent with both the employee benefits we provide to all of our employees and that are provided by other employers in Silicon Valley. These benefits consist of a tax-qualified defined contribution plan, which we refer to as our 401(k) plan (to which we do not make any employer contributions), health benefits, life insurance benefits, and other welfare benefits. We do not provide any special employee benefits for our Named Executive Officers other than increased life insurance coverage equal to $300,000 per person, which increased coverage is also available to each of our employees who hold a position equal to or above the director level. Our employees who hold a position below the director level receive $150,000 in life insurance coverage per person.

The Role of Consultants and Benchmarking Data

Historically the Compensation Committee reviewed data from a variety of sources to determine and set executive compensation, including consideration of data and compensation information from peer companies, industry surveys, and recommendations of independent compensation consultants.

During 2012, the Compensation Committee continued to review publicly available data and solicit advice of Compensia when making key compensation decisions for Section 16 Officers. Compensia has been engaged directly by the Compensation Committee only to make recommendations on appropriate executive and director compensation levels, to design and implement incentive plans, and to provide information on industry and peer group pay practices. Compensia is independent of Support.com’s directors and officers, and has not been retained by the Board, any committee, or by management of the Company to provide any other services. Compensia’s fees for its services in 2012 were substantially below $120,000.

4 Mr. Pickus also had other option grants which were due to expire in April 2013 for which the exercise price was below the Fair Market Value of our Common Stock. On February 19, 2013, as previously reported by the Company, it entered into an agreement (the “Purchase Agreement”) with Mr. Pickus pursuant to which Mr. Pickus sold directly to the Company on that day an aggregate 1,000,000 shares of its Common Stock acquired by him in a same-day exercise of fully vested options which were due to expire at the end of their seven-year term on April 6, 2013. Under the Purchase Agreement the purchase price per share was established as an amount equal to the lesser of (a) the closing price of Common Stock in regular trading hours on the day of the sale as reported by Nasdaq Global Select Market less five percent (5%), or (b) the thirty-day simple moving average price of Common Stock on the day of the sale. This formula produced a purchase price per share of $4.114, less the aggregate strike price due on exercise of the options underlying the Shares of $2.32 per share, which then resulted in a net cash outlay by the Company to acquire the 1,000,000 shares of Common Stock of $1,794,000 (or $1.794 per share). The Purchase Agreement was approved by the independent members of the Company’s Board of Directors with the benefit of advice from outside legal and financial advisors, and Mr. Pickus was not present during, and did not take part in, the Board’s deliberations regarding the Purchase Agreement.

Pursuant to its charter the Compensation Committee has authority, at the Company’s expense, to retain, terminate or obtain the advice of compensation consultants, legal counsel and other advisers as the Compensation Committee may deem appropriate, including the sole authority to approve any such advisers’ fees and other retention terms. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other adviser retained by the Compensation Committee. The Company must provide for appropriate funding, as determined by the Compensation Committee, for payment of reasonable compensation to a compensation consultant, legal counsel or any other adviser retained by the Compensation Committee. Effective February 2013 pursuant to its amended and restated charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee other than in-house legal counsel, only after taking into consideration the following factors:

(i) the provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser;

(ii) the amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser;

(iii) the policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest;

(iv) any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Compensation Committee;

(v) any stock of the Company owned by the compensation consultant, legal counsel or other adviser; and

(vi) any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with an Officer.

Peer Group Analysis

For 2012, the Compensation Committee used a peer group of companies identified through the research and recommendations of Compensia. The peer group used for compensation purposes during 2012 consists of:

Acorn Energy, Inc.	Digimarc Corporation	SPS Commerce, Inc.
American Software, Inc.	eGain Communications Corp.	TechTarget, Inc.
Archipelago Learning, Inc.	ELLIE MAE, Inc.	Vocus, Inc.
Callidus Software Inc.	Guidance Software, Inc.	Wave Systems Corp.
Carbonite, Inc.	Keynote Systems, Inc.	Zix Corporation
Convio, Inc.	SciQuest, Inc.

For 2012, the Compensation Committee used the median (50th percentile) as a guideline for establishing individual compensation elements, as well as total compensation, for each of our Section 16 Officers.

The Role of Management in Compensation Decisions

Our Chief Executive Officer recommends to the Compensation Committee individual compensation adjustments for Section 16 Officers, other than himself, based on market data, Company performance and individual performance. He also recommends incentive compensation measures to align compensation with our corporate objectives. The Chief Executive Officer is sometimes present during the portions of Compensation Committee meetings in which compensation decisions regarding Section 16 Officers other than the Chief Executive Officer are reviewed and decided, but the Compensation Committee retains the final authority for all such decisions.

Tax Implications of Compensation Policies

Section 162(m) of the Internal Revenue Code generally places a limit of $1,000,000 on the amount of compensation we may deduct for federal income tax purposes in any one year with respect to the compensation we pay to certain of our most highly compensated officers. In order to maintain flexibility in compensating our Section 16 Officers in a manner designed to promote achievement of Company goals, the Compensation Committee will not necessarily limit executive compensation to that which is deductible under Section 162(m) of the Internal Revenue Code.

Employment Arrangements, Termination of Employment Arrangements and Change of Control Arrangements

We have employment arrangements with our Named Executive Officers to assist with attraction and retention. The following paragraphs summarize the employment-related agreements for our current Named Executive Officers and provide additional information that we believe is helpful to an understanding of the information disclosed in the compensation tables and narratives below. For more information about post-termination payments under these employment arrangements, see “Potential Payments Upon Termination or Change-in-Control” below.

Joshua Pickus

On April 6, 2006, Mr. Pickus was appointed our President and Chief Executive Officer. In connection with this appointment, we entered into an offer letter with Mr. Pickus. This offer letter was amended and restated on December 23, 2008, and subsequently on July 28, 2009. Our arrangement with Mr. Pickus provided for him to receive an annual base salary of $350,000 and a short-term cash incentive target of $300,000 for 2006. Our Compensation Committee did not change Mr. Pickus’ annual base salary or short-term cash incentive target for either 2007 or 2008. In connection with the sale of our Enterprise business and the transformation of the business of the Company, Mr. Pickus’ annual base salary was reduced to $325,000 effective July 1, 2009 and his cash incentive potential was reduced from $300,000 to $170,000. These changes were made in connection with the other changes to our Section 16 Officers’ equity compensation in 2009. Effective February 11, 2011, Mr. Pickus’ annual base salary was increased to $335,000 and his annual cash incentive target was increased to $180,000. Effective April 1, 2012, Mr. Pickus’ annual base salary was increased to $350,000 and his annual cash incentive target was increased to $225,000. In addition, Mr. Pickus has been granted additional stock options, as reflected in the table of outstanding equity awards below.

Pursuant to Mr. Pickus’ amended and restated offer letter, if he is terminated without cause or resigns for good reason, Mr. Pickus would be entitled to severance pay equal to 12 months of salary and 50% of his target short-term cash incentive target in effect for the year in which he is terminated. If such termination or resignation follows within 12 months of a change of control of the Company, Mr. Pickus would be entitled to severance pay equal to 12 months of salary and 100% of his target short-term cash incentive target in effect for the year in which he is terminated, plus the immediate vesting and exercisability of all of Mr. Pickus’ option grants (with the limited exception of certain performance-based RSU grants made on March 19, 2013 that expressly state that in the event of a change of control prior to the end of calendar year 2013 they will not be earned nor will they accelerate). In addition, if any amount payable to Mr. Pickus is subject to the excise tax imposed by Internal Revenue Code Section 4999 or similar state tax or assessment, we will pay Mr. Pickus an amount necessary to place Mr. Pickus in the same after-tax position had no such excise tax been imposed or assessed, as well as an amount to pay the income and excise taxes resulting from the payment of the excise tax amount. Under the terms of the offer letter, the maximum amount payable by us resulting from excise taxes imposed on Mr. Pickus is $1,500,000. There have been no amendments to Mr. Pickus’ offer letter since the beginning of fiscal 2012.

Shelly Schaffer

Ms. Schaffer assumed the title of Chief Financial Officer on March 13, 2008. In connection with her employment, we entered into an offer letter with Ms. Schaffer. Our arrangement with Ms. Schaffer provided for her to receive an annual base salary of $265,000 and a short-term cash incentive target of $132,500 for 2008. Following the sale of our Enterprise business, Ms. Schaffer’s base salary was reduced to $255,000 and her short term cash inventive target was reduced to $92,000, in each case effective as of July 1, 2009. Effective February 11, 2011, Ms. Schaffer’s annual cash incentive target was increased to $100,000 and her annual base salary remained constant at $255,000. Effective April 1, 2012, Ms. Schaffer’s annual base salary was increased to $285,000 and her annual cash incentive target was increased to $116,850. In addition, Ms. Schaffer has been granted additional stock options, as reflected in the table of outstanding equity awards below.

Pursuant to the terms of Ms. Schaffer’s offer letter, as amended and restated, if she is terminated without cause or resigns for good reason, Ms. Schaffer would be entitled to severance pay equal to six months of base salary and 50% of the short-term cash incentive target in effect for the year in which she is terminated. If such termination or resignation follows within 12 months of a change of control of the Company, Ms. Schaffer would also be entitled to vest immediately in 100% of any remaining unvested stock options.

Gregory Wrenn

Mr. Wrenn was hired as Vice President, General Counsel and Corporate Secretary on November 4, 2009. In connection with his employment, we entered into an offer letter with Mr. Wrenn. Our arrangement with Mr. Wrenn provided for him to receive an annual base salary of $240,000 and a short-term cash incentive target of $60,000. In relation to the expansion of his duties to include responsibility for other areas of the business development group, Mr. Wrenn’s annual base salary was increased to $250,000 and his short-term cash incentive target was increased to $75,000, in each case effective as of January 1, 2012. He was also given a one-time incentive award of $50,000. In addition, Mr. Wrenn has been granted stock options, as reflected in the table of outstanding equity awards below.

Pursuant to the terms of Mr. Wrenn’s offer letter as previously amended, if Mr. Wrenn is terminated without cause or resigns for good reason, Mr. Wrenn would be entitled to severance pay equal to six months of base salary in effect for the year in which he is terminated. If such termination or resignation follows within 12 months of a change of control of the company, Mr. Wrenn would also be entitled to vest immediately in 100% of any remaining unvested stock options, or such other amount as specified in any future grant agreement.

Richard Matta

Mr. Matta was hired as Product Manager on November 30, 2000. In connection with his employment, we entered into an offer letter with Mr. Matta. Our arrangement with Mr. Matta provided for him to receive an annual base salary of $110,000, which has been amended and restated from time to time in connection with the expansion of his duties. Recently, in relation to the expansion of his duties as Senior Vice President of Engineering and SaaS Solutions, his annual base salary was increased to $220,502 and his short-term cash incentive target was increased to $55,126, in each case effective as of October 1, 2012. In addition, Mr. Matta has been granted stock options, as reflected in the table of outstanding equity awards below.

Pursuant to the terms of Mr. Matta’s offer letter as previously amended, if Mr. Matta is terminated without cause or resigns for good reason, Mr. Matta would be entitled to severance pay equal to four months of base salary in effect for the year in which he is terminated. If such termination or resignation follows within 12 months of a change of control of the Company, Mr. Matta would also be entitled to vest immediately in 33% of any remaining unvested stock options, or such greater amount as is specified in future grant agreements.

Shaun Donnelly

Mr. Donnelly was hired as Vice President, General Manager SMB on December 29, 2011. In connection with his employment, we entered into an offer letter with Mr. Donnelly. Our arrangement with Mr. Donnelly provided for him to receive an annual base salary of $208,000 and a short-term cash incentive target of $52,000. Recently, in relation to the expansion of his duties to include responsibility for the program management group, Mr. Donnelly’s annual base salary was increased to $220,000 and his short-term cash incentive target was increased to $55,000, in each case effective as of August 1, 2012. In addition, Mr. Donnelly has been granted stock options, as reflected in the table of outstanding equity awards below.

Pursuant to the terms of Mr. Donnelly’s offer letter, if Mr. Donnelly is terminated without cause or resigns for good reason, Mr. Donnelly would be entitled to severance pay equal to four months of base salary and 50% of his target short-term cash incentive in effect for the year in which he is terminated. If such termination or resignation follows within 12 months of a change of control of the Company, Mr. Donnelly would also be entitled to vest immediately in 33% of any remaining unvested stock options, or such greater amount as is specified in future grant agreements.

EXECUTIVE COMPENSATION
2012 Summary Compensation Table

The following table shows compensation information for 2012, 2011 and 2010 for our Named Executive Officers.

Name and Principal Position (a)	Year (b)	Salary (c)	Incentive Bonus (d)	Option Awards (e) (1)	Non-Equity Incentive Plan Compensation (f) (2)	All Other Compensation (g) (3)	Total (h)
Joshua Pickus	2012	$346,249	—	—	$231,482	$216	$577,947
President and Chief	2011	$333,885	—	$420,705	$158,589	$252	$913,431
Executive Officer	2010	$325,000	—	—	$178,821	$252	$504,073

Shelly Schaffer	2012	$277,499	—	—	$112,950	$216	$390,665
Chief Financial Officer and	2011	$255,000	—	$428,873	$94,052	$252	$778,177
Executive Vice President of Finance and Administration	2010	$255,000	—	—	$94,387	$252	$349,639

Gregory Wrenn	2012	$250,000	$50,000	—	$66,950	$216	$367,166
Senior Vice President of Business	2011	$240,000	—	$126,412	$58,216	$252	$424,880
Affairs, General Counsel and Corporate Secretary	2010	$240,000	—	$84,060	$60,103	$252	$384,415

Richard Matta	2012	$204,983	—	$105,645	$45,366	$216	$356,210
Senior Vice President, Engineering	2011	$199,702	—	$267,772	$44,735	$252	$512,461
and SaaS Solutions	2010	$199,702	—	—	$45,932	$252	$245,886

Shaun Donnelly (4)	2012	$212,800	—	$251,650	$43,034	$144	$507,628
Vice President, Program Management and General Manager, Small Business	2011	$1,600	$15,000	—	—	—	$16,600

(1)
The amounts disclosed in column (e) for 2012 represent the aggregate grant date fair value computed in accordance with ASC Topic 718, Compensation – Stock Compensation, of the stock option awards granted in 2012, excluding the effect of certain forfeiture assumptions. Amounts reported in this column for 2011 and 2010 have been recomputed in this same manner. We estimate the fair value of stock options granted using the Black-Scholes option pricing model. This pricing model requires a number of complex assumptions including volatility, expected term, risk-free interest rate, and expected dividends. The weighted average assumptions used to calculate the fair value of stock options granted in 2012 were volatility of 57.2%, risk-free interest rate of 0.6%, expected dividend of 0%, and expected life of 3.7 years, and in 2011 were volatility of 59.2%, risk-free interest rate of 1.0%, expected dividend of 0%, and expected life of 3.6 years, and in 2010 were volatility of 66.6%, risk-free interest rate of 1.7%, expected dividend of 0%, and expected life of 3.6 years. For more information about the assumptions used for stock options awarded, please refer to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

(2)
The amounts disclosed in column (f) for 2012 reflect the aggregate short-term cash incentive awards earned for all four quarters of the 2012 fiscal year under the annual incentive plan. Payouts for earned awards were made both in 2012 and 2013.

(3)
Our employees may participate in our 401(k) plan, which is a tax-qualified defined contribution plan. We do not provide any type of matching contributions on any employee’s contribution to the 401(k) plan. The amounts disclosed in column (g) include life insurance premiums for $300,000 of term life insurance for each Named Executive Officer.

(4)	Mr. Donnelly joined the Company on December 29, 2011.

2012 Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to grants of plan-based awards in 2012 to our Named Executive Officers, including short-term cash incentive awards and equity awards. The options granted to our Named Executive Officers in 2012 were granted under the 2010 Stock Plan. All options were granted with an exercise price equal to the closing price of a share of Common Stock on Nasdaq on the date of the grant.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock
Name (a)	Grant Date (b)	Target (c)	Maximum (d)		Underlying Options (e)	Award Shares (f)	Option Awards (g)

Joshua Pickus	—	$213,750	$277,875		—	—	—
Shelly Schaffer	—	$112,638	$129,534		—	—	—
Gregory Wrenn	—	$75,000	$80,625	(2)	—	—	—
Richard Matta	9/6/2012	$51,225	$55,068		75,000	$3.34	$105,645
Shaun Donnelly (3)	1/5/2012	$53,247	$57,241		200,000	$2.17	$183,540
	7/5/2012	—	—		50,000	$3.23	$68,110

(1)
For 2012 we defined Company and/or individual objectives for our Named Executive Officers on a quarterly basis. Objectives were expressed as financial goals for the Company and/or individual performance goals. The amount shown in column (d) represents the maximum amount payable. Additional information is reflected in the discussion of “Short-Term, Performance-Based Cash Incentive Awards” above.

(2)
During the first three quarters of 2012, 25.5% of Mr. Wrenn’s incentive objectives were eligible for potentially unrestricted payout above 100%, but are represented here as having 100% maximum payout for convenience of calculation.

(3)	Mr. Donnelly received a new hire stock grant on January 5, 2012 as a result of joining the Company on December 29, 2011.

Our Named Executive Officers are parties to employment contracts or arrangements with us. For more information about these agreements and arrangements, see “Compensation Discussion and Analysis — Employment Arrangements, Termination of Employment Arrangements and Change of Control Arrangements” above. For more information about the compensation arrangements in which our Named Executive Officers participate and the proportion of our Named Executive Officers’ total compensation represented by “at risk” components, see “Compensation Discussion and Analysis” above.

Outstanding Equity Awards at 2012 Fiscal Year-End Table

The following table summarizes the number of securities underlying outstanding equity awards for our Named Executive Officers as of December 31, 2012:

Option Awards
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options Exercisable (c)			Number of Securities Underlying Unexercised Options Unexercisable (d)	Option Exercise Price (e)	Option Expiration Date (f)
Joshua Pickus	4/6/2006	1,000,000	(3)		—	$2.32	4/6/2013
	4/6/2006	700,000	(4)		—	$4.20	4/6/2016
	8/4/2009	807,445	(3)		161,490	$2.40	8/4/2016
	8/4/2009	237,391	(3	) (5)	—	$2.40	8/4/2016
	8/21/2009	250,000	(3	) (5)	—	$2.32	2/14/2015
	8/21/2009	200,000	(3	) (5)	—	$2.32	5/1/2014
	2/7/2011	34,375			40,625	$6.13	2/7/2018
	2/7/2011	—	(6)		75,000	$6.13	2/7/2018
Shelly Schaffer	11/3/2008	10,000	(3)		—	$2.29	11/3/2015
	8/4/2009	218,552	(3)		52,608	$2.40	8/4/2016
	8/21/2009	284,233	(3	) (5)	—	$2.32	3/5/2015
	2/7/2011	17,187			20,313	$6.13	2/7/2018
	2/7/2011	—	(6)		37,500	$6.13	2/7/2018
	10/5/2011	75,000	(7)		37,500	$2.28	10/5/2018
	10/5/2011	—	(8)		112,500	$2.28	10/5/2018
Gregory Wrenn	12/3/2009	4,167	(3	) (9)	50,000	$2.56	12/3/2016
	10/5/2010	21,666			18,334	$4.59	10/5/2017
	10/5/2011	—			43,334	$2.28	10/5/2018
Richard Matta	10/25/2006	40,000	(4)		—	$4.61	10/25/2013
	11/3/2008	1,042	(3)		—	$2.29	11/3/2015
	8/4/2009	3,125	(3)		12,500	$2.40	8/4/2016
	2/7/2011	18,333			21,667	$6.13	2/7/2018
	10/5/2011	106,666	(7)		53,334	$2.28	10/5/2018
	9/6/2012	4,687			70,313	$3.34	9/6/2019
Shaun Donnelly	1/5/2012	—	(9)		200,000	$2.17	1/5/2019
	7/5/2012	5,208			44,792	$3.23	7/5/2019

(1)
Unless otherwise indicated, the options that are disclosed in columns (c) and (d) vest monthly in equal 1/48th installments over 48 months after the grant date, subject to the Named Executive Officer’s continued employment.

(2)	Unless otherwise indicated, the options that are disclosed in columns (c) and (d) are issued pursuant to the Company’s 2010 Equity and Incentive Compensation Plan.

(3)	Issued pursuant to the Company’s 2000 Omnibus Equity Incentive Plan.

(4)	Issued pursuant to the Company’s 1998 Stock Option Plan.

(5)
1/3rd of this grant of options vested on the first anniversary of the grant date. The remaining portion of this grant of options vests monthly in equal 1/24th installments over the remaining 24 months, subject to the Named Executive Officer’s continued employment.

(6)
1/4th of this grant of options vests once the Board determines that the Company has had two consecutive quarters of non-GAAP positive net income. The remaining portion of this grant of options vests monthly in equal 1/36th installments over the remaining 36 months.

(7)	The shares subject to this grant vest in equal 1/3rd installments on each six-month anniversary of the grant date over 18 months.

(8)
On the date that the Board determines that the Company has had two consecutive quarters of non-GAAP positive net income, 1/3rd of the shares subject to this grant begin to vest on each six-month anniversary of said date over 18 months.

(9)
1/4th of this grant of options vests on the first annual anniversary of the grant date. The remaining portion of this grant of options vests monthly in equal 1/36th installments over the remaining 36 months, subject to the Named Executive Officer’s continued employment.

2012 Option Exercises and Stock Vested

The following table summarizes aggregate option exercises by our Named Executive Officers during 2012.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)

Joshua Pickus	—	—

Shelly Schaffer	109,487	$241,508

Gregory Wrenn	174,166	$240,181

Richard Matta	142,420	$307,921

Shaun Donnelly	—	—

(1)	Calculated based on the sale price of the underlying stock at exercise minus the exercise price of the options, multiplied by the number of shares exercised.

Pension Benefits and Nonqualified Deferred Compensation

We provide our employees with the opportunity to participate in our 401(k) plan, which is a tax-qualified defined contribution plan. We do not provide for any matching contributions with respect to our employees’ contributions to the 401(k) plan. We also do not maintain any nonqualified deferred compensation plans, defined benefit plans or other plans with specified retirement benefits for our Named Executive Officers or our employees.

Potential Payments upon Termination or Change-in-Control

During 2012, we were a party to employment contracts and arrangements with our Named Executive Officers. Under these contracts and arrangements, we are obligated to provide our Named Executive Officers with certain payments or other forms of compensation if their employment with us is terminated under certain conditions. The forms of such termination that would trigger additional payments or compensation include involuntary termination without cause and involuntary termination without cause and/or resignation for good reason following a change of control.

The tables below reflect the estimated amounts of payments or compensation each of our Named Executive Officers serving at December 31, 2012 may receive under particular circumstances in the event of termination of such Named Executive Officer’s employment. The first table below was prepared as though each of our Named Executive Officers had been terminated involuntarily without cause on December 31, 2012, the last business day of 2012. The second table below was prepared as though each of our Named Executive Officers had been terminated involuntarily without cause on December 31, 2012, the last business day of 2012, within 12 months of a change-in-control of the Company and assumes that the price per share of Common Stock equals $4.17, which was the closing price of a share of Common Stock on December 31, 2012 as reported on Nasdaq. For more information about these agreements and arrangements, including the duration for payments or benefits received under these agreements and arrangements, see “Compensation Discussion and Analysis — Employment Contracts, Termination of Employment Arrangements and Change of Control Arrangements” above. We will provide all such payments and benefits.

Involuntary Termination

Name (a)	Salary Continuation (b)	Cash-Based Incentive Award (c)	Continuation of Health & Welfare Benefits (d) (1)	Value of Unvested Stock Options (e)	Excise Tax & Gross-Up (f)	Total (g)
Joshua Pickus	$350,000	$112,500	$15,937	—	—	$478,437
Shelly Schaffer	$142,500	$58,425	$7,969	—	—	$208,894
Gregory Wrenn	$125,000	—	—	—	—	$125,000
Richard Matta	$73,501	—	—	—	—	$73,501
Shaun Donnelly	$73,333	$18,315	$5,312	—	—	$96,961

Involuntary Termination Following a Change-in-Control

Name (a)	Salary Continuation (b)	Cash-Based Incentive Award (c)	Continuation of Health & Welfare Benefits (d) (1)	Value of Unvested Stock Options (e) (2)	Excise Tax & Gross-Up (f)	Total (g)
Joshua Pickus	$350,000	$225,000	$15,937	$285,837	—	$876,774
Shelly Schaffer	$142,500	$58,425	$7,969	$376,616	—	$585,510
Gregory Wrenn	$125,000	—	—	$162,401	—	$287,401
Richard Matta	$73,501	—	—	$181,286	—	$254,787
Shaun Donnelly	$73,333	$18,315	$5,312	$442,104	—	$539,065

(1)	Amounts reflect our actual cost of providing health and welfare benefits for the period of time that each Named Executive Officer would be entitled to base salary continuation.

(2)
This value reflects the immediate vesting of all outstanding equity grants that are subject to accelerated vesting as of the effective date of the change-in-control, based on a December 31, 2012 closing stock price of $4.17.

Death or Disability

The Company pays the premiums for life insurance and accidental death and dismemberment policies for each Named Executive Officer. The amount of each such policy is $300,000. If a Named Executive Officer’s termination was due to his or her death, the officer’s beneficiary or beneficiaries would be paid $300,000 under the life insurance policy, and an additional $300,000 under the accidental death and dismemberment policy if the death was caused by an accident.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Management has the primary responsibility for the consolidated financial statements and the reporting process, including the system of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements for fiscal year 2012 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

The Audit Committee reviewed with the Company’s independent registered public accountants, Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 114 and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has discussed with the independent registered public accountants the accountants’ independence from management and the Company, including the matters provided to the Audit Committee by the independent registered public accountants in the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board.

The Audit Committee discussed with the Company’s independent registered public accountants the overall scope and plans for their audit. The Audit Committee meets periodically with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls (and remediation efforts made in connection with these evaluations) and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC. The Audit Committee has also retained Ernst & Young LLP to serve as the Company’s independent registered public accountants for the year ending December 31, 2013.

THE AUDIT COMMITTEE:

J. Martin O’Malley, Chairman
Shawn Farshchi
Mark Fries

PROPOSAL NO. 2

ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act enables our stockholders to vote to approve, on an advisory basis, the Company’s Named Executive Officer compensation as disclosed in this Proxy Statement in accordance with the SEC’s rules. At the Company’s 2011 Annual Meeting, the Company held an advisory vote to approve the frequency of future advisory stockholder votes on executive officer compensation. As previously reported by the Company, a majority of the Company’s stockholders recommended holding future advisory votes to approve our executive compensation every year. In light of, and consistent with, the voting results, the Board has determined that the Company will hold future advisory votes on executive compensation annually until the next stockholder vote on the frequency of say-on-pay votes is required under Section 14A of the Securities Exchange Act of 1934, as amended, or until the Board of Directors otherwise determines that a different frequency for such votes is in the best interests of the Company’s stockholders. After our 2013 Annual Meeting, we expect to hold our next advisory vote on executive officer compensation at the Company’s 2014 Annual Meeting.

As we discuss above under the caption “Compensation Discussion and Analysis” the core objectives of our executive compensation program are to: (i) attract and retain talented executives who will lead us to achieve our business objectives and create long-term stockholder value; (ii) to align executive compensation incentives with periodic and long-term Company performance goals and stockholder return; and (iii) compensate our executive officers based on their overall performance. Under this program, the principal elements of our executive compensation program are base salary, short-term performance-based cash incentive awards earned on a quarterly basis, long-term equity awards granted based on our review of full-year performance, which equity awards then vest over time or in connection with Board-approved performance targets, and other benefits customary for our peer group. Our executive compensation is discussed in further detail above under the caption “Executive Compensation and Related Information” and information about the fiscal year 2012 compensation of our 2012 Named Executive Officers is provided.

We are asking our stockholders to indicate their support for the compensation of our executive officers as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at our annual meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for the 2013 Annual Meeting of Stockholders pursuant to SEC rules and regulations, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Approval of this resolution requires the affirmative vote of the holders of a majority of the outstanding shares that are present in person or represented by proxy, and entitled to vote, at the Annual Meeting. The say-on-pay vote is advisory and, therefore, not binding on the Company, the Compensation Committee or the Board. However, the Board and the Compensation Committee value the opinion of our stockholders and expect to consider the outcome of this vote when considering future executive compensation arrangements.

The Board recommends a vote “FOR” approval of the compensation of our Named Executive Officers as described in this Proxy Statement.

PROPOSAL NO. 3

APPROVAL OF THE SUPPORT.COM, INC.
2010 EQUITY AND PERFORMANCE INCENTIVE PLAN
(AS AMENDED AND RESTATED)

At the Annual Meeting, our stockholders will be asked to approve our amended and restated 2010 Stock Plan (the “Restated Plan”) and reapprove the material terms for performance based compensation under Section 162(m) of the Internal Revenue Code (the “Code”). The Company’s Board of Directors adopted the Restated Plan, subject to stockholder approval, on April 9, 2013.

The primary purposes of amending the 2010 Equity and Performance Incentive Plan are to:

●	increase the number of shares of Common Stock available for issuance under the Restated Plan by 2,250,000 shares, for a total of 7,250,000 shares available for issuance; and

●
add a fungible share-counting provision stating that “full-value awards” (awards settled in stock, other than stock options and appreciation rights) will be counted against the reserve of shares available for issuance under the Plan as 1.6 shares for every one share actually issued. This share-counting provision replaces the prior limit of 1,000,000 shares of Common Stock that may be issued as restricted stock, restricted stock units, performance shares, performance units and other awards.

The Company’s Board of Directors believes that additional shares are necessary to allow the Company to attract and incentivize new employees and executives, retain and motivate existing personnel, compensate our current and new employees in part with equity in order to conserve our cash resources, and better align our employees’ compensation interests with both their individual and our corporate performance. Without the additional shares, the Board of Directors believes that the current share pool would be exhausted within the next eight months. The Board of Directors also believes that absent of merger and acquisition activity, the required hiring of a senior officer or other extraordinary events, the additional shares should be sufficient for the Company to offer equity awards in line with our historical grant practices for two years. In determining the number of additional shares to request under the Restated Plan, our Compensation Committee, in consultation with Compensia, the Compensation Committee’s independent compensation Consultant, evaluated our historical and projected burn rates under our equity plans, the shareholder value transfer cost of our outstanding equity grants and the overhang cost associated with our outstanding stock options.

Required Vote

Approval of the Restated Plan will require the affirmative vote of a majority of the outstanding shares present and voting at the meeting in person or by proxy.

Restated Plan Highlights

The Restated Plan authorizes our Board of Directors to provide equity-based compensation in the form of stock options, appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance shares, performance units, and other awards for the purpose of providing our directors, officers, other employees and consultants incentives and rewards for superior performance. Some of the key features of the Restated Plan that reflect our commitment to effective management of incentive compensation are set forth below and are described more fully under the heading “Summary of the Restated Plan”. The following description of the Restated Plan is only a summary of its principal terms and provisions and is qualified by reference to the full text of the Restated Plan attached as Annex A to this proxy statement.

Plan Limits. Total awards under the Restated Plan are limited to 7,250,000 shares of Common Stock plus any shares relating to awards that expire or are forfeited or cancelled under the Restated Plan or the Existing Plan (after the date of the adoption of the 2010 Equity and Performance Incentive Plan). Each share of Common Stock issued pursuant to an award of stock options or SARs shall reduce the aggregate share limit by one share. Commencing June 1, 2013, each share of Common Stock issued pursuant to an award other than stock options or SARs shall reduce the aggregate share limit by 1.6 shares.

The Restated Plan also provides that:

●	the aggregate number of shares of Common Stock actually issued or transferred upon the exercise of incentive stock options (“ISOs”) will not exceed 1,000,000 shares of Common Stock;

●	no participant will be granted stock options or SARs, in the aggregate, for more than 1,000,000 shares of Common Stock during any calendar year;

●
no participant will be granted awards of restricted stock, RSUs, performance shares or other stock-based awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), in the aggregate, for more than 1,000,000 shares of Common Stock during any calendar year; and

●
no participant in any calendar year will receive an award of performance units or other awards payable in cash that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code having an aggregate maximum value in excess of $5,000,000.

Share Granting Provisions. The Restated Plan provides that only shares with respect to awards granted under the Restated Plan or the Existing Plan that expire or are forfeited or cancelled, or shares that were covered by an award the benefit of which is paid in cash instead of shares, will again be available for issuance under the Plan. The following shares will not be added back to the aggregate plan limit: shares tendered in payment of the option exercise price; shares withheld by us to satisfy the tax withholding obligation; and shares that are repurchased by us with stock option proceeds. Further, all shares covered by a SAR that is exercised and settled in shares shall be considered issued or transferred pursuant to the Restated Plan, whether or not all shares are actually issued to the participant upon exercise of the right.

Current Usage. As of March 25, 2013:

●	There are a total of 50,155,839 of our shares of Common Stock outstanding;

●	There are 8,248,910 stock options, with an average exercise price of $3.17 and average remaining term of 3.87 years;

●
There are a total of 1,012,863 full-value awards (restricted stock, RSUs and performance shares) outstanding, 787,863 of which are restricted shares that are included in the number of our shares of Common Stock outstanding; and

●	There are 2,234,491 shares of Common Stock remaining available under our equity plans.

Summary of the Restated Plan

Shares Available. For a summary of the shares available under the Restated Plan and a description of the Restated Plan limits and individual participant limits, see the subsection titled “Plan Limits” in the section “Restated Plan Highlights” above.

Eligibility. Officers, certain key employees or consultants of ours or our subsidiaries, our non-employee directors, and any person who has agreed to commence serving in any of those capacities within 90 days of the date of grant, presently estimated to be as many as 899 persons, may be selected by our Board of Directors to receive benefits under the Restated Plan. Any person who provides services to us or a subsidiary that are substantially equivalent to those typically provided by an employee may also be eligible to participate in the Restated Plan.

Stock Options. We may grant stock options that entitle the optionee to purchase shares of Common Stock at a price not less than market value per share at the date of grant. The closing price of Common Stock on Nasdaq on the Record Date, March 25, 2013, was $4.14 per share. The option price is payable in cash, check or wire transfer at the time of exercise; by the transfer to us of shares of Common Stock owned by the participant having a value at the time of exercise equal to the option price; by delivery of an irrevocable direction to a securities broker to sell shares of Common Stock and to deliver all or part of the sale proceeds to us in payment; by a combination of such payment methods; or by such other method as may be approved by our Board of Directors. To the extent permitted by law, any grant of a stock option may provide for deferred payment of the option price from the proceeds of a sale through a bank or broker of some or all of the shares of Common Stock to which the exercise relates.

Stock options will be evidenced by an award agreement containing such terms and provisions, consistent with the Restated Plan, as our Board of Directors may approve. No stock option may be exercisable more than 10 years from the date of grant. Each grant will specify the period of continuous service with us or any subsidiary that is necessary before the stock options become exercisable. No stock option may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on the stock option. A grant of stock options may provide for the earlier vesting of such stock options in the event of the retirement, death or disability of the participant, or a change of control. Successive grants may be made to the same participant whether or not stock options previously granted remain unexercised. Any grant of stock options may specify management objectives (as described below) that must be achieved as a condition to exercising such rights.

SARs. A SAR is a right, exercisable by the surrender of a related stock option (if granted in tandem with stock options) or by itself (if granted as a free-standing SAR), to receive from us an amount equal to 100%, or such lesser percentage as the Board of Directors may determine, of the spread between the base price (or option exercise price if a tandem SAR) and the value of our shares of Common Stock on the date of exercise. Any grant may specify that the amount payable on exercise of a SAR may be paid by us in cash, in shares of Common Stock, or in any combination of the two, and may either grant to the participant or retain in our Board of Directors the right to elect among those alternatives.

SARs will be evidenced by an award agreement containing such terms and provisions, consistent with the Restated Plan, as our Board of Directors may approve. Any grant of a tandem SAR will provide that it may be exercised only at a time when the related stock option is also exercisable, at a time when the spread is positive, and by surrender of the related stock option for cancellation. A grant of SARs may provide for the earlier vesting of such SARs in the event of the retirement, death or disability of the participant, or a change of control. Successive grants of a tandem SAR may be made to the same participant regardless of whether any tandem SARs previously granted to the participant remain unexercised. Each grant will specify in respect of each free-standing SAR a base price that will be equal to or greater than the market value per share on the date of grant. No free-standing SAR granted under the Restated Plan may be exercised more than 10 years from the date of grant. No SAR may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on the SAR.

Restricted Stock. A grant of restricted stock involves the immediate transfer by us to a participant of ownership of a specific number of shares of Common Stock in consideration of the performance of services. The participant is entitled immediately to voting, dividend and other ownership rights in such shares.

Restricted stock that vests upon the passage of time will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code. Each such grant or sale of restricted stock will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the restricted stock will be prohibited or restricted in the manner and to the extent prescribed by our Board of Directors at the date of grant. Our Board of Directors may provide for a shorter period during which the forfeiture provisions are to apply in the event of the retirement, death or disability of the grantee, or a change of control.

Any grant of restricted stock may specify management objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such shares. Any grant of restricted stock may also specify, in respect of any applicable management objectives, a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of restricted stock on which restrictions will terminate if performance is at or above the minimum level or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified management objectives.

Grants of restricted stock will be evidenced by an award agreement containing such terms and provisions, consistent with the Restated Plan, as our Board of Directors may approve. Any grant or sale of restricted stock will require that any or all dividends or other distributions paid with respect to the restricted stock during the period of restriction be automatically deferred and reinvested in additional shares of restricted stock, which will be subject to the same restrictions as the underlying award.

RSUs. A grant of RSUs constitutes an agreement by us to deliver shares of Common Stock or cash to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the restriction period as our Board of Directors may specify. During the applicable restriction period, the participant will have no rights of ownership in the shares of Common Stock deliverable upon payment of the RSUs and will have no right to vote the shares of Common Stock. Our Board of Directors may, at the date of grant, authorize the payment of dividend equivalents on RSUs on either a current, deferred or contingent basis, either in cash or in additional shares of Common Stock. However, dividends or other distributions on shares of Common Stock underlying RSUs with restrictions that lapse as a result of the achievement of management objectives will be subject to restrictions and risk of forfeiture to the same extent as the respective RSUs.

Any grant of RSUs may specify management objectives that, if achieved, will result in termination or early termination of the restriction period applicable to such shares. Any grant of RSUs may also specify, in respect of any applicable management objectives, a minimum acceptable level of achievement and may set forth a formula for determining the number RSUs for which the restriction period will terminate if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified management objectives. Additionally, our Board of Directors may provide for a shorter restriction period in the event of the retirement, death or disability of the grantee, or a change of control.

Performance Shares and Performance Units. A performance share is the equivalent of one common share and a performance unit is the equivalent of $1.00 or such other value as determined by our Board of Directors. A participant may be granted any number of performance shares or performance units, subject to the limitations set above. The participant will be given one or more management objectives to meet within a specified period (the “Performance Period”). The specified Performance Period will be a period of time not less than one year, except in the case of the retirement, death or disability of the grantee, or a change of control, if our Board of Directors so determines.

Each grant of performance shares or performance units may specify, in respect of the relevant management objectives, a minimum acceptable level or levels of achievement and will set forth a formula for determining the number of performance shares or performance units that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified management objectives.

To the extent earned, the performance shares or performance units will be paid to the participant at the time and in the manner determined by our Board of Directors. Our Board of Directors may, at the date of grant of performance shares, provide for the payment of dividend equivalents to participant either in cash or in additional shares of Common Stock, subject in all cases to deferral on a contingent basis based on the participant’s earning of the performance shares with respect to which such dividend equivalents are paid.

Performance shares and performance units will be evidenced by an award agreement containing such terms and provisions, consistent with the Restated Plan, as our Board of Directors may approve. Each grant will specify the number of performance shares or performance units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors. However, no adjustment will be made in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

Awards to Non-Employee Directors. Our Board of Directors may, from time to time and upon such terms and conditions as it may determine, authorize the granting to non-employee directors of stock options, SARs or other awards and may also authorize the grant or sale of shares of Common Stock, restricted stock or RSUs to non-employee directors. Each grant of an award to a non-employee director will be upon such terms and conditions as approved by our Board of Directors. Each such grant will not be required to be subject to any minimum vesting period and will be evidenced by an award agreement in such form as will be approved by our Board of Directors. Each grant will specify in the case of stock option, an option price per share, and in the case of a free-standing SAR, a base price per share, each of which will not be less than the market value per share on the date of grant. Each stock option and free-standing SAR granted under the Plan to a non-employee director will expire not more than 10 years from the date of grant and will be subject to earlier termination as hereinafter provided. If a non-employee director subsequently becomes an employee of our company or a subsidiary while remaining a member of our Board of Directors, any award held under this Plan by such individual at the time of such commencement of employment will not be affected. Non-employee directors may be awarded, or may be permitted to elect to receive all or any portion of their annual retainer, meeting fees or other fees in shares of Common Stock, restricted stock, RSUs or other awards under the Restated Plan in lieu of cash.

Other Awards. Our Board of Directors may, subject to limitations under applicable law, grant to any participant other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities; other rights convertible or exchangeable into shares of Common Stock; purchase rights for shares of Common Stock; awards with value and payment contingent upon our performance or specified subsidiaries, affiliates or other business units of ours or any other factors designated by our Board of Directors; and awards valued by reference to the book value of shares of Common Stock or the value of securities of, or the performance of specified subsidiaries or affiliates or other business units of ours.

Our Board of Directors will determine the terms and conditions of the other awards. Cash awards, as an element of or supplement to any other award granted under the Restated Plan, may also be granted as another award. Share-based other awards are not required to be subject to any minimum vesting periods. Our Board of Directors may grant shares of Common Stock as a bonus, or may grant other awards in lieu of our obligation or a subsidiary’s obligation to pay cash or deliver other property under the Restated Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by our Board of Directors in a manner that complies with Section 409A of the Code.

Management Objectives. The Restated Plan requires that the Board of Directors establish “Management Objectives” for purposes of performance shares and performance units, if and when used. When so determined by the Board of Directors, stock options, SARs, restricted stock, RSUs, dividend credits or other awards under the Restated Plan may also specify management objectives. Management objectives may be described in terms of company-wide objectives or objectives that are related to the performance of the individual participant or of the subsidiary, division, department, region or function within the company or subsidiary in which the participant is employed. The management objectives may be made relative to the performance of one or more other companies or subsidiaries, divisions, departments, regions or functions within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. Our Board of Directors may grant awards subject to management objectives that may or may not be intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. The management objectives applicable to any award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code to a “covered employee,” within the meaning of 162(m) of the Code, will be based on specified levels of growth or improvement in one or more of the following criteria:

●
Profits (e.g., operating income, EBIT, EBT, net income, earnings per share, residual or economic earnings, economic profit — these profitability metrics could be measured before special items and/or subject to GAAP definition);

●
Cash Flow (e.g., EBITDA, free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

●	Returns (e.g., Profits or Cash Flow returns on: assets, invested capital, net capital employed, and equity);

●	Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables);

●	Profit Margins (e.g., Profits divided by revenues, gross margins and material margins divided by revenues, and material margin divided by sales pounds);

●	Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

●
Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, revenue growth outside the United States, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, total return to stockholders, sales and administrative costs divided by sales, and sales and administrative costs divided by profits); and

●
Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

If our Board of Directors determines that a change in the business, operations, corporate structure or capital structure of our company, or the manner in which we conduct our business, or other events or circumstances render the management objectives unsuitable, our Board of Directors may in its discretion modify such management objectives or the related level or levels of achievement, in whole or in part, as our Board of Directors deems appropriate and equitable, except in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (other than in connection with a change of control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, our Board of Directors will not make any modification of the management objectives or level or levels of achievement with respect to such “covered employee.”

Administration. The Restated Plan will be administered by our Board of Directors, which may from time to time delegate all or any part of its authority under the Restated Plan to the Compensation Committee of our Board of Directors (or a subcommittee thereof), as constituted from time to time. Our Board of Directors or the Compensation Committee may authorize one or more of our officers to designate employees (other than Section 16 officers) to receive awards under the Restated Plan and determine the size of any such awards. When we refer herein to actions taken or determinations made by our Board of Directors, we also mean such actions taken and decisions made by any committee, officer or officers authorized administer the Plan or to make awards.

Amendments. Our Board of Directors may at any time and from time to time amend the Restated Plan in whole or in part. However, if an amendment to the Restated Plan would materially increase the benefits accruing to participants under the Restated Plan, would materially increase the number of securities which may be issued under the Restated Plan, would materially modify the requirements for participation in the Restated Plan, or must otherwise be approved by the our stockholders in order to comply with applicable law or the rules of the Nasdaq stock market (or our applicable securities exchange), then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

If permitted by Section 409A of the Code and Section 162(m) of the Code, in case of termination of the employment of a participant by reason of death, disability or normal or early retirement, or in the case of unforeseeable emergency or other special circumstances, our Board of Directors may accelerate the vesting of any unvested awards that the participants holds at the time of such termination. Our Board of Directors may also waive any other limitation or requirement under any such award.

Our Board of Directors may amend the terms of any awards granted under the Restated Plan prospectively or retroactively, except in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (other than in connection with the participant’s death or disability, or a change of control) where such action would result in the loss of the otherwise available exemption. In such case, our Board of Directors will not make any modification of the management objectives or the level or levels of achievement with respect to such award. Except in connection with certain corporate transactions described in the Restated Plan, no amendment will impair the rights of any participant without his or her consent.

Our Board of Directors may, in its discretion, terminate the Restated Plan at any time. Termination of the Restated Plan will not affect the rights of participants or their successors under any outstanding awards and not exercised in full on the date of termination.

No Repricing of Stock Options or SARs. Except in connection with certain corporate transactions described in the Restated Plan, the terms of outstanding awards may not be amended to reduce the option price of outstanding stock options or the base price of outstanding SARs, or cancel outstanding stock options or SARs in exchange for cash, other awards or stock options or SARs with an option price or base price, as applicable, that is less than the option price of the original stock options or base price of the original SARs, as applicable, without stockholder approval.

Transferability. Except as otherwise determined by our Board of Directors, no stock option, SAR or other derivative security granted under the Restated Plan will be transferable by the participant except by will or the laws of descent and distribution, and in no event will any such award granted under the Restated Plan be transferred for value. Our Board of Directors may provide at the date of grant additional restrictions on transfer for certain shares of Common Stock earned under the Restated Plan.

Effective Date and Termination. The Restated Plan will be effective as of the date the Restated Plan is approved by our stockholders. No grant will be made under the Restated Plan after May 19, 2020, which date is 10 years after the date on which this 2010 Equity and Performance Incentive Plan was first approved by our stockholders, but all grants made on or prior to such date will continue in effect thereafter subject to the terms of the applicable award agreement and the terms of the Restated Plan.

Federal Income Tax Consequences

The following is a brief summary of some of the federal income tax consequences of certain transactions under the Restated Plan based on federal income tax laws. This summary is not intended to be complete and does not describe state, local or foreign tax consequences.

Tax Consequences to Participants

Non-qualified Stock Options. In general: (1) no income will be recognized by an optionee at the time a non-qualified stock option is granted; (2) at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (3) at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If shares of Common Stock are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs. No income will be recognized by a participant in connection with the grant of a tandem SAR or a free-standing SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Common Stock received on the exercise.

Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

RSUs. No income generally will be recognized upon the award of RSUs. The recipient of a RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of Common Stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Performance Shares and Performance Units. No income generally will be recognized upon the grant of performance shares or performance units. Upon payment of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Common Stock received.

Tax Consequences to Support.com or Subsidiary
To the extent that a participant recognizes ordinary income in the circumstances described above, we or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

New Plan Benefits

No new grants have been made requiring shareholder approval. With respect to future grants under the Restated Plan, it is not possible to determine specific amounts and types of awards that may be awarded in the future under the Restated Plan, because the grant and actual settlement of awards will be discretionary.

Other Information
To date, the Company has made no grants under the Restated Plan. All grants made in 2012 and 2013 to date were made under the original 2010 Stock Plan. The Company is unable at this time to determine the number of shares of Common Stock underlying options, if any, that will be granted in the future.

Burn Rate Policy
On April 12, 2010, our Compensation Committee adopted a policy stating the Compensation Committee’s general intention to structure equity-based awards granted by the Company during calendar years 2010, 2011 and 2012 (other than grants assumed or substituted in a merger, acquisition or similar transaction, or issued under tax-qualified employee stock purchase plans) such that the three-year average annual burn rate for such period will not exceed the mean plus one standard deviation based on the average annual rate in Global Industry Classification Standards (GICS) group companies (4510 — Software and Services) as reported by the ISS Governance Services division of RiskMetrics Group; for 2010, 2011 and 2012 based on prior years’ data this maximum rate was 6.12%. For this purpose, our “annual burn rate” for any year means the total number of shares of Common Stock issuable upon exercise or payment, as the case may be, of the equity-based awards granted by the Company in that year, divided by the weighted average shares of Common Stock issued and outstanding for that particular year. Shares underlying performance share awards will not be included in the burn rate until the year in which such shares are earned and then only to the extent so earned. Awards settled in cash will not be included in the calculation of the burn rate.

In calculating the annual burn rate for the entire three-year period, grants of full-value awards shall be counted as equivalent to share options granted at fair market value times a multiplier as shown in the table below:

Annual Stock Price Volatility	Multiplier
54.6% and higher	1 full-value award will count as 1.5 option shares
36.1% or higher and less than 54.6%	1 full-value award will count as 2.0 option shares
24.9% or higher and less than 36.1%	1 full-value award will count as 2.5 option shares
16.5% or higher and less than 24.9%	1 full-value award will count as 3.0 option shares
7.9% or higher and less than 16.5%	1 full-value award will count as 3.5 option shares
Less than 7.9%	1 full-value award will count as 4.0 option shares

The Compensation Committee currently intends to continue this burn rate policy for 2013 and has done so to date, but reserves the right to change this policy in the future without notice if and to the extent such change is deemed to be in the best interests of the Company

Performance-Based Equity Awards Policy

On April 12, 2010, our Compensation Committee adopted a policy stating the Compensation Committee’s general intention to structure any future equity-based awards granted to our Section 16 Officers during calendar years 2010, 2011 and 2012 such that a substantial portion (in this case, at least 50% on a share basis) of equity awards to our Section 16 Officers are performance-based. The same proportion may not apply to new hire grants in the event our Section 16 Officers leave and must be replaced in the future depending on the competitive hiring market at the time, but any subsequent refresh grants to that officer would include a substantial portion of performance-based shares. For the purposes of this paragraph, “performance-based” equity awards are either (1) time-based stock option awards with an exercise price equal to at least 125% of the closing price of a share of Common Stock on Nasdaq on the date of grant, or (2) stock option awards that vest based on the achievement of Company performance targets. The Compensation Committee has used performance criteria and hurdle rates that were disclosed in the Company’s regulatory filings so that stockholders may know the minimum level of performance required for such equity grants to vest.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of the additional shares of Common Stock under the Restated Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended as soon as practicable after approval of the Restated Plan by our stockholders.

Securities Authorized for Issuance Under Equity Compensation Plans
Equity Compensation Plan Information
As of December 31, 2012

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans approved by security holders (1)	9,529,597	$3.05	2,973,954
Equity Compensation Plans not approved by security holders (2)	—	—	—
Total	9,529,597	$3.05	2,973,954

(1)
This is the 2010 Stock Plan as well as the 2000 Omnibus Equity Incentive Plan and the Amended and Restated 1998 Stock Option Plan. Stock options, restricted stock, restricted stock units or stock appreciation rights may be awarded under the 2010 Stock Plan.

(2)	None.

The Board recommends a vote “FOR” adoption and approval of the Company’s 2010 Equity and Performance Incentive Plan (as Amended and Restated).

PROPOSAL NO. 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected and appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2013, and our Board has directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s consolidated financial statements since the Company’s inception in 1997. Representatives of Ernst & Young LLP are expected to be present at the Company’s Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our amended and restated Bylaws or otherwise. However, our Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will review its future selection of the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s and stockholders’ best interests.

Principal Accountant Fees and Services

The following is a listing of the services provided by type and amount charged by Ernst & Young LLP to the Company for fiscal years 2012 and 2011:

	Fiscal Year 2012	Fiscal Year 2011
Audit Fees	$428,861	$451,190

Audit-Related Fees	$10,000	$17,000

All Other Fees	$1,945	$1,995

Grand Total	$440,806	$470,185

Audit Fees. Audit fees represent fees for professional services provided in connection with the integrated audits of our consolidated financial statements and internal controls over financial reporting, review of our quarterly financial statements and audit services in connection with other statutory filings.

Audit-Related Fees. Audit-related fees consist primarily of fees for accounting consultations.

All Other Fees. This category consists of fees for the use of Ernst & Young’s online accounting research tool for fiscal year 2012.

Audit Committee Pre-Approval Policies and Procedures

It is our policy that all audit and non-audit services to be performed by our independent registered public accounting firm be approved in advance by the Audit Committee, including all of the services described above for the years 2012 and 2011.

Required Vote

Ratification will require the affirmative vote of a majority of the outstanding shares present and voting at the meeting in person or by proxy. In the event ratification is not provided, the Audit Committee will review its future selection of the Company’s independent registered public accounting firm.

The Board recommends a vote “FOR” ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.

ANNEX A

SUPPORT.COM, INC.

2010 Equity and Performance Incentive Plan
(as Amended and Restated)

1.      Purpose. The purpose of the 2010 Equity and Performance Incentive Plan is to attract and retain directors, officers, other employees and consultants of support.com, Inc., a Delaware corporation, and its Subsidiaries and to provide to such persons incentives and rewards for superior performance.

2.      Definitions. As used in this Plan,

(a)           “Appreciation Right” means a right granted pursuant to Section 5 or Section 9 of this Plan, and will include both Tandem Appreciation Rights and Free-Standing Appreciation Rights.

(b)           “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right and a Tandem Appreciation Right.

(c)           “Board” means the Board of Directors of the Company and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to Section 14 of this Plan, such committee (or subcommittee).

(d)           “Change of Control” shall mean the occurrence of either of the following events:

(i)           A change in the composition of the Board, as a result of which fewer than one-half of the incumbent directors are directors who either:

(A)           Had been directors of the Company twenty-four (24) months prior to such change; or

(B)           Were elected, or nominated for election, to the Directors with the affirmative votes of at least a majority of the directors who had been directors of the Company twenty-four (24) months prior to such change and who were still in office at the time of the election or nomination; or

(ii)           Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) who, by the acquisition or aggregation of securities, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company. For purposes of this Subsection (ii), the term “person” shall not include an employee benefit plan maintained by the Company.

(e)           “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f)           “Common Stock” means the Common Stock, par value $0.0001 per share, of the Company or any security into which such Common Stock may be changed by reason of any transaction or event of the type referred to in Section 12 of this Plan.

(g)           “Company” means support.com Inc., a Delaware corporation, and its successors.

(h)           “Covered Employee” means a Participant who is, or is determined by the Board to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

(i)           “Date of Grant” means the date specified by the Board on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units or other awards contemplated by Section 10 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 10 of this Plan, will become effective (which date will not be earlier than the date on which the Board takes action with respect thereto).

(j)           “Director” means a member of the Board of Directors of the Company.

(k)           “Effective Date” means the date that this Plan is approved by the stockholders of the Company.

(l)           “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Board that sets forth the terms and conditions of the awards granted. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Board, need not be signed by a representative of the Company or a Participant.

(m)           “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(n)           “Existing Plan” means the Company’s 2000 Omnibus Equity and Incentive Plan.

(o)           “Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 or Section 9 of this Plan that is not granted in tandem with an Option Right.

(p)           “Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

(q)           “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares or Performance Units or, when so determined by the Board, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend credits or other awards pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed. The Management Objectives may be made relative to the performance of one or more other companies or subsidiaries, divisions, departments, regions or functions within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. The Board may grant awards subject to Management Objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. The Management Objectives applicable to any Qualified Performance-Based Award to a Covered Employee will be based on specified levels of or growth or improvement in one or more of the criteria provided in Appendix A attached to this Plan.

If the Board determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Board may in its discretion modify such Management Objectives or the related level or levels of achievement, in whole or in part, as the Board deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a Change of Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Board will not make any modification of the Management Objectives or level or levels of achievement with respect to such Covered Employee.

(r)           “Market Value per Share” means as of any particular date the closing sale price of a share of Common Stock during regular trading as reported on The NASDAQ Stock Market or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed; for the avoidance of doubt, this excludes pricing from “after-hours” trading, or any similar period of outside of regular stock market hours when the full stock market is open. If the Common Stock is not traded as of any given date, the Market Value per Share means the closing price for a share of Common Stock on the principal exchange on which the Common Stock is traded for the immediately preceding date on which the Common Stock is traded. If there is no regular public trading market for the Common Stock, the Market Value per Share shall be the fair market value of a share of Common Stock as determined in good faith by the Board. The Board is authorized to adopt another fair market value pricing method, provided such method is stated in the Evidence of Award, and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(s)           “Non-Employee Director” means a person who is a “Non-Employee Director” of the Company within the meaning of Rule 16b-3 of the Securities and Exchange Commission promulgated under the Exchange Act.

(t)           “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(u)           “Option Price” means the purchase price payable on exercise of an Option Right.

(v)           “Option Right” means the right to purchase Common Stock upon exercise of an option granted pursuant to Section 4 or Section 9 of this Plan.

(w)           “Participant” means a person who is selected by the Board to receive benefits under this Plan and who is at the time an officer, other key employee or a consultant of the Company or any one or more of its Subsidiaries, or who has agreed to commence serving in any of such capacities within 90 days of the Date of Grant, and will also include each non-employee Director who receives Common Stock or an award of Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units or other awards under this Plan. The term “Participant” shall also include any person who provides services to the Company or a Subsidiary that are substantially equivalent to those typically provided by an employee.

(x)           “Performance Period” means, in respect of a Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Performance Share or Performance Unit are to be achieved.

(y)           “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.

(z)           “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Board.

(aa)           “Plan” means this support.com, Inc. 2010 Equity and Performance Incentive Plan, as may be amended from time to time.

(bb)           “Qualified Performance-Based Award” means any award of Performance Shares, Performance Units, Restricted Stock, Restricted Stock Units or other awards under Section 10 of this Plan, or portion of such award, to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

(cc)           “Restricted Stock” means Common Stock granted or sold pursuant to Section 6 or Section 9 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

(dd)           “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 or Section 9 of this Plan.

(ee)           “Restricted Stock Unit” means an award made pursuant to Section 7 or Section 9 of this Plan of the right to receive Common Stock or cash at the end of a specified period.

(ff)           “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised, or on the date when Option Rights are surrendered in payment of the Option Price of other Option Rights, over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

(gg)          “Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.

(hh)          “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 or Section 9 of this Plan that is granted in tandem with an Option Right.

3.      Shares Available Under the Plan.

(a)           Maximum Shares Available Under Plan.

(i)           Subject to adjustment as provided in Section 12 of this Plan, the number of shares of Common Stock that may be issued or transferred (A) upon the exercise of Option Rights or Appreciation Rights, (B) in payment of Restricted Stock and released from substantial risks of forfeiture thereof, (C) in payment of Restricted Stock Units, (D) in payment of Performance Shares or Performance Units that have been earned, (E) as awards to Non-Employee Directors, (F) as awards contemplated by Section 10 of this Plan, or (G) in payment of dividend equivalents paid with respect to awards made under the Plan, will not exceed in the aggregate seven million two hundred twenty-five thousand (7,250,000) shares of Common Stock plus the number of shares of Common Stock relating to prior awards under the 2000 Omnibus Equity Incentive Plan that expire, are forfeited or cancelled after the adoption of the Plan. Each share of Common Stock issued pursuant to an award of Option Rights or Appreciation Rights shall reduce the aggregate Plan limit by one share. Commencing June 1, 2013, each share of Common Stock issued pursuant to an award other than Option Rights or Appreciation Rights shall reduce the aggregate Plan limit by 1.6 shares. For the avoidance of doubt, such amounts do not include shares used in payment of the exercise price or shares used to satisfy tax withholding. Such Common Stock may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)          Shares of Common Stock covered by an award granted under the Plan shall not be counted as used unless and until they are actually issued and delivered to a Participant and, therefore, the total number of shares of Common Stock available under the Plan as of a given date shall not be reduced by any Common Stock relating to prior awards that have expired or have been forfeited or cancelled, and upon payment in cash of the benefit provided by any award granted under the Plan, any shares of Common Stock that are covered by that award will be available for issue or transfer hereunder. Notwithstanding anything to the contrary contained herein: (A) if shares of Common Stock are tendered or otherwise used in payment of the Option Price of an Option Right, the total number of shares of Common Stock covered by the Option Right being exercised shall count against the aggregate plan limit described above; (B) shares of Common Stock withheld by the Company to satisfy the tax withholding obligation shall count against the aggregate plan limit described above; and (C) the number of shares of Common Stock covered by an Appreciation Right, to the extent that it is exercised and settled in Common Stock, and whether or not the shares of Common Stock are actually issued to the Participant upon exercise of the Appreciation Right, shall be considered issued or transferred pursuant to the Plan. In the event that the Company repurchases Common Stock with Option Right proceeds, those shares of Common Stock will not be added to the aggregate plan limit described above. If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Stock based on fair market value, such shares of Common Stock will not count against the aggregate plan limit described above.

(b)           Life of Plan Limit. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary, and subject to adjustment as provided in Section 12 of this Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed one million (1,000,000) shares of Common Stock.

(c)           Individual Participant Limits. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary, and subject to adjustment as provided in Section 12 of this Plan:

(i)           No Participant will be granted Option Rights or Appreciation Rights, in the aggregate, for more than one million (1,000,000) shares of Common Stock during any calendar year;

(ii)          No Participant will be granted Qualified Performance Based Awards, in the aggregate, for more than one million (1,000,000) shares of Common Stock during any calendar year; and

(iii)         In no event will any Participant in any calendar year receive a Qualified Performance-Based Award of Performance Units or other awards payable in cash under Section 10 of this Plan having an aggregate maximum value as of their respective Dates of Grant in excess of five million dollars ($5,000,000).

4.      Option Rights. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of options to purchase Common Stock. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements contained in the following provisions:

(a)           Each grant will specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b)           Each grant will specify an Option Price per share, which may not be less than the Market Value per Share on the Date of Grant.

(c)           Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Stock owned by the Optionee (or other consideration authorized pursuant to Section 4(d)) having a value at the time of exercise equal to the total Option Price, (iii) by delivery (through a process approved by the Board) of an irrevocable direction to a securities broker to sell Common Stock and to deliver all or part of the sale proceeds to the Company in payment; (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Board.

(d)           To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.

(e)           Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f)           Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable. A grant of Option Rights may provide for the earlier exercise of such Option Rights in the event of the retirement, death or disability of a Participant, or a Change of Control.

(g)           Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(h)           Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(i)            No grant of Option Rights may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such Option Rights.

(j)            The exercise of an Option Right will result in the cancellation on a share- for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.

(k)            No Option Right will be exercisable more than ten (10) years from the Date of Grant.

(l)            The Board reserves the discretion at or after the Date of Grant to provide for (i) the availability of a loan at exercise and (ii) the right to tender in satisfaction of the Option Price nonforfeitable, unrestricted shares of Common Stock, which are already owned by the Optionee and have a value at the time of exercise that is equal to the Option Price.

(m)           Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award shall be subject to the Plan and shall contain such terms and provisions as the Board may approve.

5.      Appreciation Rights.

(a)           The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Board, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Board, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

(b)           Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)             Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in Common Stock or in any combination thereof and may either grant to the Participant or retain in the Board the right to elect among those alternatives.

(ii)            Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Board at the Date of Grant.

(iii)           Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(iv)           Any grant may specify that such Appreciation Right may be exercised only in the event of, or earlier in the event of, the retirement, death or disability of a Participant, or a Change of Control.

(v)            No grant of Appreciation Rights may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such Appreciation Rights.

(vi)           Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.

(vii)          Each grant of Appreciation Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Appreciation Rights, identify the related Option Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Board may approve.

(c)           Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation. Successive grants of Tandem Appreciation Rights may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised.

(d)           Regarding Free-Standing Appreciation Rights only:

(i)             Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which will be equal to or greater than the Market Value per Share on the Date of Grant;

(ii)            Successive grants of Free-Standing Appreciation Rights may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii)           No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

6.      Restricted Stock. The Board may, from time to time and upon such terms and conditions as it may determine, also authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)           Each such grant or sale will constitute an immediate transfer of the ownership of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b)           Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c)           Each such grant or sale will provide that the Restricted Stock covered by such grant or sale that vests upon the passage of time will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Board at the Date of Grant or upon achievement of Management Objectives referred to in subparagraph (e) below.

(d)           Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Board at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee).

(e)           Any grant of Restricted Stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of Restricted Stock on which restrictions will terminate if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.

(f)            Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Stock may provide for the earlier termination of restrictions on such Restricted Stock in the event of the retirement, death or disability of a Participant, or a Change of Control.

(g)           Any such grant or sale of Restricted Stock shall require that all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional shares of Restricted Stock, which shall be subject to the same restrictions and risk of forfeiture as the underlying award.

(h)           Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Board may approve. Unless otherwise directed by the Board, (i) all certificates representing shares of Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Shares, or (ii) all shares of Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such shares of Restricted Stock.

7.      Restricted Stock Units. The Board may, from time to time and upon such terms and conditions as it may determine, also authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements contained in the following provisions:

(a)           Each such grant or sale will constitute the agreement by the Company to deliver Common Stock or cash to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Board may specify. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of Restricted Stock on which restrictions will terminate if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.

(b)           Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c)           Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Stock Units may provide for the earlier lapse or modification of the Restriction Period in the event of the retirement, death or disability of a Participant, or a Change of Control.

(d)           During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Restricted Stock Units and will have no right to vote them, but the Board may at the Date of Grant authorize the payment of dividend equivalents on a deferred basis, either in cash or in additional shares of Common Stock; provided, however, that any such dividend equivalents with respect to the number of shares of Common Stock covered by Restricted Stock Units that are subject to Management Objectives shall be subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock Units with respect to which such dividend equivalents have been distributed.

(e)            Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Stock.

(f)            Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Board may approve.

8.      Performance Shares and Performance Units. The Board may, from time to time and upon such terms and conditions as it may determine, also authorize the granting of Performance Shares and Performance Units that will become payable to a Participant upon achievement of specified Management Objectives during the Performance Period. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)            Each grant will specify the number of Performance Shares or Performance Units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(b)           The Performance Period with respect to each Performance Share or Performance Unit will be such period of time (not less than one year), commencing with the Date of Grant as will be determined by the Board at the time of grant which may be subject to earlier lapse or other modification in the event of the retirement, death or disability of a Participant, or a Change of Control.

(c)           Any grant of Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives. The grant of Performance Shares or Performance Units will specify that, before the Performance Shares or Performance Units will be earned and paid, the Board must certify that the Management Objectives have been satisfied.

(d)           Each grant will specify the time and manner of payment of Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Stock or in any combination thereof and may either grant to the Participant or retain in the Board the right to elect among those alternatives.

(e)           Any grant of Performance Shares or Performance Units may specify that the amount payable or the number of shares of Common Stock issued with respect thereto may not exceed maximums specified by the Board at the Date of Grant.

(f)            The Board may at the Date of Grant of Performance Shares provide for the payment of dividend equivalents to the holder thereof either in cash or in additional shares of Common Stock subject in all cases to payment on a contingent basis based on the Participant’s earning of the Performance Shares with respect to which such dividend equivalents are paid.

(g)           Each grant of Performance Shares or Performance Units will be evidenced by an Evidence of Award and will contain such other terms and provisions, consistent with this Plan, as the Board may approve.

9.      Awards to Non-Employee Directors. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to non-employee Directors of Option Rights, Appreciation Rights or other awards contemplated by Section 10 of this Plan and may also authorize the grant or sale of Common Stock, Restricted Stock or Restricted Stock Units to non-employee Directors. Each grant of an award to a non-employee Director will be upon such terms and conditions as approved by the Board, will not be required to be subject to any minimum vesting period, and will be evidenced by an Evidence of Award in such form as will be approved by the Board. Each grant will specify in the case of an Option Right, an Option Price per share, and in the case of a Free-Standing Appreciation Right, a Base Price per share, which will not be less than the Market Value per Share on the Date of Grant. Each Option Right and Free-Standing Appreciation Right granted under the Plan to a non-employee Director will expire not more than 10 years from the Date of Grant and will be subject to earlier termination as hereinafter provided. If a non-employee Director subsequently becomes an employee of the Company or a Subsidiary while remaining a member of the Board, any award held under this Plan by such individual at the time of such commencement of employment will not be affected thereby. Non-employee Directors, pursuant to this Section 9, may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Board, all or any portion of their annual retainer, meeting fees or other fees in Common Stock, Restricted Stock, Restricted Stock Units or other awards under the Plan in lieu of cash.

10.    Other Awards.

(a)           The Board may, subject to limitations under applicable law, grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Stock, purchase rights for Common Stock, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Board, and awards valued by reference to the book value of shares of Common Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Board shall determine the terms and conditions of such awards. Shares of Common Stock delivered pursuant to an award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, shares of Common Stock, other awards, notes or other property, as the Board shall determine.

(b)           Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 10 of this Plan.

(c)           The Board may grant Common Stock as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Board in a manner that complies with Section 409A of the Code.

(d)           Share-based awards pursuant to this Section 10 are not required to be subject to any minimum vesting period.

11.    Transferability.

(a)           Except as otherwise determined by the Board, no Option Right, Appreciation Right or other derivative security granted under the Plan shall be transferable by the Participant except by will or the laws of descent and distribution, and in no event shall any such award granted under this Plan be transferred for value. Except as otherwise determined by the Board, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision.

(b)           The Board may specify at the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.

12.    Adjustments. The Board shall make or provide for such adjustments (including acceleration) in the numbers of shares of Common Stock covered by outstanding Option Rights, Appreciation Rights, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of shares of Common Stock covered by other awards granted pursuant to Section 10 hereof, in the Option Price and Base Price provided in outstanding Appreciation Rights, and in the kind of shares covered thereby, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split- off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change of Control, the Board, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price greater than the consideration offered in connection with any such transaction or event or Change of Control, the Board may in its sole discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Board shall also make or provide for such adjustments in the numbers of shares of Common Stock specified in Section 3 of this Plan as the Board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 12; provided, however, that any adjustment or acceleration to an Option Right intended to qualify as an Incentive Stock Option, which will fail to so qualify as such after the adjustment or acceleration, will be a non-qualified Option Right.

13.    Administration of the Plan.

(a)           This Plan will be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to the Compensation Committee of the Board (or a subcommittee thereof), as constituted from time to time. To the extent of any such delegation, references in this Plan to the Board will be deemed to be references to such committee or subcommittee. A majority of the committee (or subcommittee) will constitute a quorum, and the action of the members of the committee (or subcommittee) present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the committee (or subcommittee).

(b)           The interpretation and construction by the Board of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or other awards pursuant to Section 10 of this Plan and any determination by the Board pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Board will be liable for any such action or determination made in good faith.

(c)           The Board or, to the extent of any delegation as provided in Section 13(a), the committee, may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Board, the committee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Board, the committee or such person may have under the Plan. The Board or the committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Board or the committee: (i) designate employees to be recipients of awards under this Plan; (ii) determine the size of any such awards; provided, however, that (A) the Board or the committee shall not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization sets forth the total number of shares of Common Stock such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Board or the committee, as the case may be, regarding the nature and scope of the awards granted pursuant to the authority delegated.

14.    Cancellation Provisions. Any Evidence of Award may provide for the cancellation, modification or termination of an award upon such terms and conditions as may be determined from time to time by the Board.

15.    Non U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Board may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of this Plan (including without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

16.    Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Stock, and such Participant fails to make arrangements for the payment of tax, the Company shall withhold such shares of Common Stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect to satisfy the obligation, in whole or in part, by electing to have withheld, from the shares required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld, or by delivering to the Company other shares of Common Stock held by such Participant. The shares used for tax withholding will be valued at an amount equal to the Market Value per Share of such Common Stock on the date the benefit is to be included in Participant’s income. In no event shall the Market Value per Share of the Common Stock to be withheld and delivered pursuant to this Section 16 to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld. Participants shall also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of shares of Common Stock acquired upon the exercise of Option Rights.

17.    Amendments, Etc.

(a)           The Board may at any time and from time to time amend the Plan in whole or in part; provided, however, that if an amendment to the Plan (i) would materially increase the benefits accruing to participants under the Plan, (ii) would materially increase the number of securities which may be issued under the Plan, (iii) would materially modify the requirements for participation in the Plan or (iv) must otherwise be approved by the stockholders of the Company in order to comply with applicable law or the rules of The NASDAQ Stock Market or, if the Common Stock is not traded on The NASDAQ Stock Market, the principal national securities exchange upon which the Common Stock is traded or quoted, then, such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

(b)           Except in connection with a corporate transaction or event described in Section 12 of this Plan, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding Option Rights or Appreciation Rights in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without stockholder approval.

(c)           If permitted by Section 409A of the Code, but subject to the paragraph that follows, in case of termination of employment by reason of death, disability or normal or early retirement, or in the case of unforeseeable emergency or other special circumstances, of a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any shares of Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Performance Shares or Performance Units which have not been fully earned, or any other awards made pursuant to Section 10 subject to any vesting schedule or transfer restriction, or who holds Common Stock subject to any transfer restriction imposed pursuant to Section 11(b) of this Plan, or in the case of a Change of Control, the Board may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d)           Subject to Section 17(b) hereof, the Board may amend the terms of any award theretofore granted under this Plan prospectively or retroactively, except in the case of a Qualified Performance-Based Award (other than in connection with the Participant’s death or disability, or a Change of Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Board will not make any modification of the Management Objectives or the level or levels of achievement with respect to such Qualified Performance-Based Award. Subject to Section 12 above, no such amendment shall impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

18.    Compliance with Section 409A of the Code.

(a)           To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)           Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its affiliates.

(c)            If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the tenth business day of the seventh month after such separation of service.

(d)           Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

19.    Governing Law. The Plan and all grants and awards and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

20.    Effective Date/Termination. This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Existing Plan, except that outstanding awards granted under the Existing Plan will continue unaffected following the Effective Date. No grant will be made under this Plan after the tenth anniversary of the Effective Date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

21.    Miscellaneous.

(a)           The Company will not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Board may provide for the elimination of fractions or for the settlement of fractions in cash.

(b)           This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c)           To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d)           No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Board, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e)           Absence or leave approved by a duly constituted officer of the Company or any of its Subsidiaries shall not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder, except that no awards may be granted to an employee while he or she is absent on leave.

(f)            No Participant shall have any rights as a stockholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.

(g)           The Board may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h)           If any provision of the Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any award under any law deemed applicable by the Board, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Board, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

APPENDIX A

MANAGEMENT OBJECTIVES FOR
QUALIFIED PERFORMANCE-BASED AWARDS

(1)
Profits (e.g., operating income, EBIT, EBT, net income, earnings per share, residual or economic earnings, economic profit -- these profitability metrics could be measured before special items and/or subject to GAAP definition);

(2)
Cash Flow (e.g., EBITDA, free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

(3)	Returns (e.g., Profits or Cash Flow returns on: assets, invested capital, net capital employed, and equity);

(4)	Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables);

(5)	Profit Margins (e.g., Profits divided by revenues, gross margins and material margins divided by revenues, and material margin divided by sales pounds);

(6)	Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

(7)
Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, revenue growth outside the United States, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, total return to stockholders, sales and administrative costs divided by sales, and sales and administrative costs divided by profits); and

(8)
Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

SUPPORT.COM, INC 900 CHESAPEAKE DRIVE, SECOND FLOOR REDWOOD CITY, CA 94063
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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Shawn Farshchi 02 Mark Fries 03 J. Martin O'Malley 04 Joshua Pickus 05 Toni Portmann
06 Jim Stephens

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: In their discretion, the Proxies are authorized to vote upon any amendments or variations to the matters identified above, and any other matters that may properly come before the meeting or any postponement or adjournment thereof.

For address change/comments, mark here. ▢
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000171325_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

Proxy - SUPPORT.COM, INC

This proxy is solicited by the Board of Directors

The undersigned hereby authorizes JOSHUA PICKUS or GREG WRENN, as Proxies with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Support.com, Inc. (the "Company") to be held at the Company's headquarters at 900 Chesapeake Drive, 2nd Floor, Redwood City, California on May 23, 2013 at 12:00 p.m., or at any postponements or adjournments thereof, and instructs said Proxies to vote as stated on the reverse side.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have the authority to vote FOR the election of directors, FOR Proposals 2, 3 and 4, and in accordance with the discretion of the Proxies on any amendments or variations to the matters identified above and any other matters that may properly come before the Annual Meeting of Stockholders.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side